                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 27, 1998

                             SOFTNET SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        NEW YORK                     1-5270                  11-1817252
     (STATE OR OTHER        (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION  NO.)
     INCORPORATION)

520 LOGUE AVENUE, MOUNTAIN VIEW, CA                             94043
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

                               ----------------

       Registrant's telephone number, including area code (650) 962-7470

         (Former name or former address, if changed since last report.)

ITEM 5: OTHER EVENTS.

  SoftNet Systems, Inc. (the "Company") has announced the adoption of a Cable Affiliates Incentive Program to provide incentives to the Company's cable affiliates to launch the Company's ISP Channel Internet service. Under this program, the Company will offer to pay incentive bonuses to cable affiliates in cash or shares of its Common Stock based on the number of cable subscribers covered by cable systems that enter into exclusive arrangements with the ISP Channel. The amount of these incentive bonuses will depend on a variety of factors, including the size of the covered systems and the length of exclusivity of the contract. The Company has reserved up to 19.9% of its outstanding shares of Common Stock, totaling approximately 1.6 millions shares, for issuance under this program.

  The Company has also determined to account for its Telecommunications Division as a discontinued operation. The Company expects to dispose of this division within the next 12 months, though no assurance can be made that it will be able to do so. The Company's management does not anticipate a loss on the sale and intends to use the sales proceeds to reduce outstanding indebtedness and provide additional working capital for its other businesses. Included with this Current Report on Form 8-K are revised versions of the Company's Summary Consolidated Financial Data, Selected Consolidated Historical Financial Data, Consolidated Financial Statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations, reflecting the accounting impact of treating the Telecommunications Division and as a discontinued operation.

  In addition, as the Company has decided to focus its efforts on its other businesses, particularly the expansion of its Internet Services Division, the Company has restated its Risk Factors disclosure to reflect this revised focus. A copy of this revised disclosure is attached to this report.

ITEM 7: EXHIBITS

    23 Consent of PricewaterhouseCoopers L.L.P.

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                                 RISK FACTORS

  These risk factors include "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that its plans, intentions, and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Actual results will differ from such plans, intentions and expectations, and such differences may be material. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any obligation to update information contained in any forward-looking statement.

LIMITED OPERATING HISTORY OF THE INTERNET SERVICES DIVISION; UNPROVEN BUSINESS; HISTORICAL LOSSES; NO ASSURANCE OF PROFITABILITY

  The Company currently operates two continuing businesses: Micrographic Technology Corporation ("MTC") and the Internet Services Division. The Company is seeking a buyer for the Telecommunications Division, which is accounted for as a discontinued operation. The Company's current strategy for growth is to focus on substantially expanding the business of its Internet Services Division, which was acquired in June 1996. The Company has very limited operating history and experience in the Internet services business, and the successful expansion of the Company's Internet Services Division will require strategies and operations that are different from those historically employed by the Company in connection with its two other businesses. There can be no assurance that the Company will be able to develop or maintain strategies and business operations that are necessary to increase the revenues of the Company's Internet Services Division sufficiently to enable it to achieve positive cash flow and profitability.

  To be successful, the Company must, among other things, develop and market products and services that are widely accepted by consumers and businesses at prices that will yield cash flow sufficient to meet the Company's debt service, capital expenditure and working capital requirements. The provision of Internet services over cable infrastructure has only recently become feasible on a broad scale. There are only a very limited number of companies offering such services, none of which is currently profitable. The Company's ISP Channel service has only recently been launched in seven cable franchise areas (all of which have revenue-paying subscribers) in the United States, and there can be no assurance that it will achieve broad consumer or commercial acceptance. The success of the Company's ISP Channel service will depend upon the willingness of subscribers to pay the monthly fees and installation costs as well as to purchase or lease the equipment necessary to access the Internet. Currently, the Company has only approximately 500 subscribers to its ISP Channel service in these areas. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained or if the Company's services do not achieve or sustain broad market acceptance, the Company's business, financial condition, prospects and ability to repay its indebtedness will be materially adversely affected.

  The Company has sustained substantial losses over the last five fiscal years. For the six months ended March 31, 1998 and the fiscal year ended September 31, 1997, the Company had net losses of $3.7 million and $2.6 million, respectively, and as of March 31, 1998, the Company had an accumulated stockholders' deficit of approximately $36 million. The Company expects to incur substantial losses and experience substantial negative cash flows as it expands its Internet Services Division. The costs of expansion will include expenses in connection with: (i) the deployment of infrastructure necessary to enable its cable affiliates to offer its services; (ii) research and development of new product and service offerings; (iii) the continued development of its direct and indirect selling and marketing efforts; and (iv) any charges related to acquisitions, divestitures, business alliances or changing technologies. The Company's prospects should also be considered in light of the risks, expenses and difficulties encountered by companies competing in new and rapidly evolving markets. There can be no assurance that the Company will ever achieve favorable operating results or profitability.

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FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's results of operations have fluctuated and will likely continue to fluctuate significantly from quarter to quarter, especially as the Company implements a new strategic focus that will emphasize its Internet Services Division. In addition, the Company is seeking a buyer for its Telecommunications Division. As a result, the Company believes that period-to-period comparisons of its revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. Factors that may affect the Company's quarterly operating results attributable to its Internet Services Division include, among others, the rate at which the Company can enter into agreements with cable operators, the exclusivity and term of such agreements, the rate of subscription to the Company's Internet services, the prices subscribers pay for such services, subscriber churn rates, changes in the revenue sharing arrangements between the Company and its affiliated cable operators, the ability of the Company and its cable affiliates to coordinate timely and effective marketing, the success of the Company and its cable affiliates in marketing the ISP Channel service to subscribers in such affiliates' local cable areas, the quality of cable affiliates' cable infrastructure, the quality of customer and technical support, and the rate at which the cable affiliates can complete the installations required to initiate service for new subscribers. Additional factors that may affect the Company's quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's Internet Services Division, the introduction of new Internet services by the Company or its competitors, customer acceptance of such services, price competition or pricing changes in the Internet or cable industries, general economic conditions and economic conditions specific to the Internet and cable industries, and changes in law and regulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Factors that may affect the Company's quarterly operating results attributable to MTC include, among other things, the size and timing of customer orders and subsequent shipments, customer order deferrals in anticipation of new products and services, timing of product introductions or enhancements by the Company or its competitors, market acceptance of new products and services, technological changes in the industry, competitive pricing pressures, accuracy of customer forecasts of end-user demand, changes in the Company's operating expenses, personnel changes, changes in the mix of products sold, quality control of products sold, disruption in sources of supply, capital spending, delays of payments by customers and general economic conditions.

  The Company expects to continue to engage in extensive research and development activities and to evaluate new product and service opportunities. This will require the Company to continue to invest in research and development and sales and marketing, which could adversely affect short-term results of operations. The Company believes that its future revenue growth and profitability will depend in part on its success in developing new products and services. Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness, including the Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  The Company is in the process of placing an offering (the "Debt Offering") of approximately $150,000,000, or more, in Senior Notes ("Senior Notes"), although there can be no assurance that the Company will be able to complete such Debt Offering. In the event the Company is able to complete the Debt Offering, the Company would be highly leveraged. In addition, the indenture governing the Senior Notes would permit the Company and its subsidiaries to incur substantial additional indebtedness subject to certain restrictions. The degree to which the Company is leveraged could have important consequences to the Company and its securityholders, including, but not limited to, the following: (i) the Company's ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes or other purposes may be materially limited or impaired; (ii) the Company's cash flow, if any, may be unavailable for the Company's business as a substantial

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portion of the Company's cash flow must be dedicated to the payment of principal and interest on its indebtedness; and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

  The Company expects that it will continue to generate substantial operating losses and negative cash flow for the next several years. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness. The ability of the Company to make scheduled payments with respect to indebtedness will depend upon, among other things: (i) the Company's ability to achieve significant and sustained growth in cash flow; (ii) the rate of successful commercial deployment of its Internet products and services; (iii) the market acceptance, customer demand, rate of utilization and pricing for the Company's products and services; (iv) future operating performance problems; (v) cable affiliates' ability to complete development, upgrades and enhancements of their cable infrastructure successfully; and (vi) economic, financial, competitive, regulatory, and other factors, many of which are beyond the Company's control. If the Company is unable to generate sufficient cash flow to service its indebtedness it may have to reduce or delay entering into affiliations with cable operators, deploying infrastructure and delivering its services to existing cable affiliates. Additionally, in such circumstances, the Company may have to restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage, or that any such strategy would yield sufficient proceeds to service and repay the Company's indebtedness. In the event of default under such indebtedness, certain holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company.

DEPENDENCE ON LOCAL CABLE OPERATORS AND THEIR CABLE INFRASTRUCTURE

  Certain ISP Channel services are dependent on the quality of the cable infrastructure. Cable system operators have announced and begun to implement major infrastructure investments in order to increase the capacity of their networks and deploy two-way capability. However, cable system operators have limited experience with implementing such upgrades, and these investments have placed a significant strain on the financial, managerial, operating and other resources of cable system operators, most of which are already significantly leveraged. Further, cable operators must periodically renew their franchises with city, county, or state governments and, as a condition of obtaining such renewal, may have to meet certain conditions imposed by the issuing jurisdiction, which may have the effect of causing the cable operator to delay such upgrades. The Company's contracts with its cable affiliates typically have terms ranging from three to five years, and there can be no assurance that the Company will be able to renew any such contracts. Moreover, even if cable affiliates renew such contracts, there can be no assurance that such renewal will be on terms satisfactory to the Company. In addition, cable operators are primarily concerned with increasing television programming capacity to compete with other modes of multichannel entertainment delivery systems such as direct broadcast satellite ("DBS") and may consequently choose to roll-out incompatible set-top boxes that do not support high-speed Internet access services, rather than to upgrade their network infrastructures as described above. Such upgrades thus have been, and the Company expects will continue to be, subject to change, delay or cancellation. The failure of cable operators to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for the Company's products in any such operator's franchise area and, if repeated on a broad scale, could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

  The Company provides Internet services to cable systems irrespective of their two-way capabilities. To the extent the Company provides Internet services over cable systems to the home with a telephone line return path for data from the home (under a "one-way" cable system), the Company's services may not provide the high speed, quality of experience and availability of certain applications, such as video conferencing, necessary to

                                       5
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attract and retain subscribers to the ISP Channel service. Subscribers using a telephone line return path will experience the upstream data transmission speeds provided by their analog modems (typically 28.8 Kbps). It is not clear what impact the lack of two-way capability will have on penetration levels for the ISP Channel.

  Because subscribers to the ISP Channel will subscribe through a cable affiliate, the cable affiliate (and not the Company) will substantially control the customer relationship with the subscriber. For example, under the Company's existing contracts, cable affiliates are responsible for important functions, such as billing for and collecting ISP Channel subscription fees and providing the labor and costs associated with the distribution of local marketing materials. Therefore, in addition to the Company's business being subject to general economic and market conditions and factors relating to Internet service providers and on-line services specifically, the success and future growth of the Company's business will also be subject to economic and other factors affecting its cable affiliates generally.

DEPENDENCE ON EXCLUSIVE ACCESS TO CABLE SUBSCRIBERS; NEED FOR AGGRESSIVE IMPLEMENTATION AND DEPLOYMENT

  The success of the Company's Internet Services Division is dependent, in part, on its ability to gain exclusive access to cable consumers. This exclusivity is a function of cable operators' dominance within their geographic markets and the Company's exclusive relationship with such cable operators. There can be no assurance that cable operators affiliated with the Company will not face competition in the future or that the Company will be able to establish and maintain exclusive relationships with cable operators. Currently, a number of the Company's contracts with cable operators do not contain exclusivity provisions. Even if the Company is able to establish and maintain exclusive relationships with cable operators, there can be no assurance that the Company will be able to do so on terms favorable to the Company or in quantities to be profitable. In addition, the Company seeks to affiliate with a large number of cable operators as quickly as possible because it will be excluded from providing Internet over cable in those areas served by cable operators with exclusive arrangements with other Internet service providers. If the exclusive relationship between either the Company and its cable affiliates or its cable affiliates and their cable subscribers is impaired, or if the Company does not become affiliated with a sufficient number of cable operators, the Company's business, financial condition, prospects and ability to repay its indebtedness could be materially adversely affected.

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

  The development of the Company's business will require substantial capital infusions as a result of (i) the Company's need to enhance and expand its product and service offerings in order to maintain its competitive position and increase its market share and (ii) the substantial investment in equipment and corporate infrastructure required by the continued national deployment of the ISP Channel. In addition, the Company anticipates that the majority of cable affiliates with one-way cable systems will eventually upgrade their cable infrastructure to two-way cable systems, at which time the Company will have to upgrade its equipment on any affected cable system to handle two-way transmissions. Even with the proceeds of the Debt Offering, if completed, whether or when the Company ultimately can achieve cash flow levels sufficient to support its operations, development of new products and services, and expansion of its Internet Services Division, cannot be predicted accurately. Unless such cash flow levels are achieved, the Company will require additional borrowings, the sale of debt or equity securities, the sale of assets or businesses, or some combination thereof, to provide funding for its operations. In the event that the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations on desirable terms when needed, the Company's business, financial condition, prospects and ability to repay its indebtedness would be materially adversely affected.

MANAGEMENT OF GROWTH

  To fully exploit the market for its products and services, the Company must rapidly execute its sales strategy while managing anticipated growth by implementing effective planning and operating processes. To manage its

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anticipated growth, the Company must, among other things, continue to implement and improve its operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. Consequently, such expansion could place a significant strain on the Company's services and support operations, sales and administrative personnel and other resources. The Company may in the future also experience difficulties meeting the demand for its products and services. Additionally, if the Company is unable to provide training and support for its products, the implementation process will be longer and customer satisfaction may be lower. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be capable of exploiting fully the market for the Company's products and services. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

NON-EXCLUSIVITY OF CABLE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

  Cable television companies operate under non-exclusive franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. No assurance can be given that the cable television companies that have contracts with the Company will be able to retain or renew their franchises. The non-renewal or termination of any such franchises would result in the termination of the Company's contract with the applicable cable operator. Were an affiliated cable operator to lose its franchise, the Company would seek to affiliate with the successor to the franchisee. No assurance can be given that the Company would be able to achieve such replacement affiliation or that to do so would not result in additional costs to the Company. If the Company cannot affiliate with replacement cable operators in sufficient numbers, the Company's business, financial condition, prospects and ability to repay its indebtedness could be materially adversely affected.

RISK OF ACQUISITION OF CABLE AFFILIATE BY UNAFFILIATED CABLE OPERATOR

  The Company believes that it is highly unlikely that a cable operator will find it desirable, economically or otherwise, to devote the channel capacity to offer Internet services to its subscribers over its infrastructure through more than one provider. However, under many of the Company's initial contracts, in the event a cable affiliate is acquired by an unaffiliated cable operator that already has a relationship with one of the Company's competitors or that does not enter into a contract with the Company, the Company may lose its ability to offer its Internet services in the area served by such former cable affiliate, which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

DEPENDENCE ON THIRD PARTY TECHNOLOGY AND SUPPLIERS

  Many of the Company's products and service offerings incorporate technology developed and owned by third parties. The markets for all of the products and services used by the Company are characterized by intense competition, rapid technological advances, evolving industry standards, changes in subscriber requirements, frequent new product introductions and enhancements, and rapidly evolving, alternative service offerings. Consequently, the Company must rely upon third parties to develop and introduce technologies that enhance the Company's current product and service offerings and enable the Company, in turn, to develop its own products and services on a timely and cost-effective basis to meet changing customer needs and technological trends in its industries. Any impairment or termination of the Company's relationship with any licensers of third party technology would force the Company to find other developers on a timely basis or develop its own technology. There can be no assurance that the Company will be able to obtain the third party technology necessary to

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continue to develop and introduce new and enhanced products and services, that the Company will obtain third party technology on commercially reasonable terms or that the Company will be able to replace third party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of the Company's products or services. The absence of or any significant delay in the replacement of third party technology would have a material adverse effect on the Company's business, financial condition, prospects and ability to service its indebtedness.

  In addition, the Internet Services Division and MTC currently depend on a limited number of suppliers for certain key products and services. In particular, the Internet Services Division depends on Excite, Inc. ("Excite") for national content aggregation, 3Com Corporation ("3Com") and Com21, Inc. ("Com21") for headend and cable modem equipment, Cisco Systems, Inc. ("Cisco") for specific network routing and switching equipment, and, among others, MCI Communications Corporation ("MCI") for national Internet backbone services. Certain of the Company's cable modem and headend equipment suppliers are in litigation over their patents. The Company could experience disruptions in the delivery or increases in the prices of products and services purchased from such vendors as a result of intellectual property litigation involving such vendors. There can be no assurance that delays in key components or product deliveries will not occur in the future due to shortages resulting from the limited number of suppliers, the financial or other difficulties of such suppliers or the possible limited availability in the suppliers' underlying raw materials. In addition, the Company may not have adequate remedies against such third parties as a result of breaches of their agreement with the Company. The inability to obtain sufficient key components or to develop alternative sources for such components, if and as required in the future, could result in delays or reductions in product shipments, which in turn could have a material adverse effect on the Company's customer relationships, business, financial condition, prospects and ability to repay its indebtedness.

  Certain key products resold by the Company are currently contracted exclusively for distribution in certain of the Company's markets. For instance, the Company's Telecommunications Division currently maintains an exclusive contract with Executone Information Systems, Inc. ("Executone") for the resale of Executone's products in certain specified markets. For the fiscal year ended September 30, 1997, such products accounted for approximately 30% of the Telecommunications Division's revenues and 13% of the Company's total revenues. Any change in the exclusivity provisions of these types of contracts, or loss thereof, could have a materially adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

COMPETITION

  The markets for the Company's products and services are intensely competitive, and the Company expects competition to increase in the future. Many of the Company's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or on-line content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition, prospects or ability to repay its indebtedness. Any increase in competition could reduce the Company's gross margins, require increased spending by the Company on research and development and sales and marketing, and otherwise materially adversely affect the Company's business, financial condition, prospects and ability to repay its indebtedness.

  Internet Services. The markets for the Company's Internet products and services are extremely competitive, and the Company expects this competition to intensify in the future. In the cable-based segment of the Internet access industry, the Company also competes with other cable-based data services that are seeking to contract with cable system operators to bring their services into geographic areas that are not covered by an agreement

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between the Company and its cable affiliates. These competitors include systems integrators such as Convergence.com, Online System Services, HSAnet and Frontier Communications' Global Center business, as well as ISPs such as Earthlink Network, Inc. ("Earthlink"), MindSpring Enterprises, Inc. ("MindSpring"), and IDT Corporation. Several cable system operators, including CableVision Systems Corporation ("Cablevision"), Comcast Corporation ("Comcast"), Cox Enterprise, Inc. ("Cox"), MediaOne Group, Inc. ("MediaOne"), Tele-Communications, Inc. ("TCI") and Time Warner Inc. ("Time Warner") have deployed high-speed Internet access services over their existing local hybrid fiber and coaxial cable networks. TCI, Cox and Comcast market through At Home Corporation ("@Home") while Time Warner plans to market the RoadRunner service through Time Warner's own cable systems as well as to other cable system operators nationwide.

  Some of the Company's most direct competitors in the access markets are telephony-based access providers, including incumbent local exchange carriers ("ILECs"), national interexchange or long distance carriers ("IXCs"), fiber-based competitive local exchange carriers ("CLECs"), Internet service providers ("ISPs"), on-line service providers ("OSPs"), wireless and satellite data service providers, and DSL-focused CLECs. Competitors in the Internet services industry include AT&T Corp. ("AT&T"), BBN Corporation, Earthlink, Netcom Online Communications Services, Inc., Concentric Network, PSInet Inc., and WorldCom, Inc., which provide basic Internet access to residential consumers and businesses, generally using the existing telephone network infrastructure. This method is widely available and inexpensive, and barriers to entry are low, resulting in a highly competitive and fragmented market.

  Some of the Company's competitors are offering diversified packages of telecommunications services, including Internet access service, to residential customers and could bundle such services, which could place the Company at a competitive disadvantage. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of the Company's high-speed data service offerings. The bases of competition in these markets include transmission speed, reliability of service, ease of access, ratio of price to performance, ease of use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing.

  In addition, the market for high-speed data transmission services is characterized by several competing technologies that offer alternative solutions. Competitive technologies include telecom-related wireline technologies that utilize telephone copper twisted-pair wiring, such as ISDN and DSL implementations, as well as wireless technologies such as local multipoint distribution service ("LMDS"), multichannel multipoint distribution service ("MMDS") and DBS. The Company's prospects may be further compromised by Federal Communications Commission ("FCC") rules and regulations, which are designed, at least in part, to increase competition in video and related services, for example, new multi-channel video technologies and services known as Open Video Systems ("OVS") and LMDS. While both are in nascent stages of development, OVS and LMDS offer the potential for providing competition to traditional cable television and other multi-channel video services. One form of OVS involves delivery of signals over existing telephone lines. LMDS is a broadband, wireless, digital service, and offers the potential for providing Internet access along with a variety of other services, including traditional multi-channel video entertainment. The FCC has also created a General Wireless Communications Service ("GWCS") in which licensees are afforded broad latitude in defining the nature and service area of the communications services they offer. The full impact of the GWCS remains to be seen. Nevertheless, all of these new technologies pose potential competition to the Company and its business. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for the Company's services if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages over cable solutions. Competition from telecom-related solutions is expected to be intense.

  There can be no assurance that technological developments will not have a material adverse effect on the competitive position of the Company. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products and services that would reduce the competitiveness of the Company's products and services, which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

  Document Management. In the document management industry, the Company competes on the basis of breadth of offering, cost, flexibility and customer service. The Company has two direct competitors to its hardware products: Agfa AG in Europe and Anacomp, Inc. worldwide. Indirect competitors include International Business Machines Corp., Fuji Photo Film Co., Ltd., Mobius Management Systems, Inc., Storage Technology and others. In most cases, the Company's competitors have longer operating histories, greater name recognition, and significantly greater financial, technical and marketing resources. While the Company is not aware of any direct competitors to its software product offerings, the industry is rapidly evolving and the Company may face significant competition in the future.

UNPROVEN NETWORK SCALABILITY AND SPEED

  Due to the limited deployment of the Company's ISP Channel service, the ability of the Company to connect and manage a substantial number of on-line subscribers at high transmission speeds is as yet unknown, and the Company faces risks related to its ability to scale up to its expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across cable infrastructure approaches 3 megabits per second ("Mbps") in each 6 MHz channel, the actual downstream data transmission speeds are likely to be significantly slower and will depend on a variety of factors, including type and location of content, Internet traffic, the number of active subscribers on a given cable network node, the number of 6 MHz channels allocated by the cable affiliate (in its discretion) to carry the Company's service, the capability of cable modems used and the service quality of the cable affiliates' cable infrastructures. As subscriber penetration increases, it may be necessary for the cable affiliates to add additional 6 MHz channels in order to maintain adequate downstream data transmission speeds, which would render such additional channels unavailable to such cable affiliates for video or other programming. There can be no assurance that cable affiliates will provide additional capacity for this purpose. On two-way cable systems, the upstream transmission data channel is located in a range not used for broadcast by traditional cable infrastructures and is more susceptible to interference than the downstream channel, resulting in a slower peak upstream transmission speed. In addition to the factors affecting downstream data transmission speeds, the level of interference in the cable affiliates' upstream data broadcast range can materially affect actual upstream data transmission speeds. The actual data delivery speeds that can be realized by subscribers will be significantly lower than peak data transmission speeds and will vary depending on the subscriber's hardware, operating system and software configurations. There can be no assurance that the Company will be able to achieve or maintain a speed of data transmission sufficiently high to enable the Company to attract and retain its planned numbers of subscribers, especially as the number of the subscribers to the Company's services grows, and a perceived or actual failure by the Company to achieve or maintain sufficiently high speed data transmission could significantly reduce consumer demand for its services and have a material adverse effect on its business, financial condition, prospects and ability to repay its indebtedness.

DEPENDENCE ON NETWORK

  The Company's success will depend upon the capacity, reliability and security of the infrastructure used to carry data between its subscribers and the Internet. A significant portion of such infrastructure is owned by third parties, and accordingly the Company has no control over its quality and maintenance. The Company relies on cable operators to maintain their cable infrastructure. In addition, the Company relies on other third parties to provide a connection from the cable infrastructure to the Internet. Currently, the Company has transit agreements with MCI, MFS, Sprint Communications Company ("Sprint"), and others to support the exchange of traffic between the Company's network operations center ("NOC"), cable infrastructure and the Internet. The failure of the Internet backbone, or the NOC, or any other link in the delivery chain resulting in an interruption in the Company's operations would have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

RISK OF SYSTEM FAILURE

  The Company's operations are dependent upon its ability to support its highly complex infrastructure and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of one of these events could cause interruptions in the services provided by the Company. In addition, failure of an ILEC or other service provider to provide communications capacity required by the Company, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

SECURITY RISKS

  Despite the implementation of security measures, the Company's or its cable affiliates' networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs and OSPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its subscribers. Such events may result in liability of the Company to its subscribers and also may deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Moreover, the Company has no control over the security measures that the Company's cable affiliates adopt. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's subscribers, which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness. In addition, the threat of these and other security risks may deter potential ISP channel subscribers from purchasing the ISP Channel service, which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

DEPENDENCE ON HIGH-QUALITY CONTENT PROVISION AND ACCEPTANCE; DEVELOPING MARKET FOR HIGH-QUALITY CONTENT

  A key component of the Company's strategy is to provide a more compelling interactive experience to Internet users than the experience currently available to customers of dial-up ISPs and OSPs. The Company believes that, in addition to providing high-speed, high-performance Internet access, it must also develop and aggregate high-quality multimedia content. The Company's success in providing and aggregating such content will depend in part on the Company's ability to develop a customer base sufficiently large to justify investments in the development of such content as well as (i) the ability of content providers to create and support high-quality multimedia content; and
(ii) the Company's ability to aggregate content offerings in a manner that subscribers find attractive. There can be no assurance that the Company will be successful in these endeavors. In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among ISPs and OSPs for aggregating such content. If the market were to fail to develop, or were to develop more slowly than expected, or if competition were to increase, or if the Company's content offerings did not achieve or sustain market acceptance, the Company's business, financial condition, prospects and ability to repay its indebtedness would be materially adversely affected.

DEPENDENCE ON ADVERTISING REVENUES

  The success of the Company's Internet Services Division depends in part on the ability of the Company to entice advertisers to advertise through the ISP Channel. The Company expects to derive significant revenues from advertisements placed on co-branded and ISP Channel web pages and "click through" revenues from products and services purchased through links from the ISP Channel to vendors. While the Company believes that it can leverage the ISP Channel to provide information to advertisers to help them better target prospective customers, there can be no assurance that advertisers will find such information useful or choose to advertise through the ISP Channel. There can be no assurance that the Company will be able to attract advertising revenues in quantities and at rates that are satisfactory to the Company. The failure to do so could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

UNCERTAIN ACCEPTANCE AND MAINTENANCE OF THE ISP CHANNEL BRAND

  The Company believes that establishing and maintaining the ISP Channel brand are critical to attracting and expanding its subscriber base. Promotion of the ISP Channel brand will depend, among other things, on the Company's success in providing high-speed, high-quality consumer and business Internet products, services and content, the marketing efforts of the cable affiliates, and the reliability of the cable affiliates' networks and services, none of which can be assured. The Company has little control over the cable affiliates' marketing efforts or the reliability of their networks and services. If consumers and businesses do not perceive the Company's existing products and services to be of high quality or if the Company introduces new products or services or enters into new business ventures that are not favorably received by consumers and businesses, the Company will be unsuccessful in promoting and maintaining its brand. To the extent the Company expands the focus of its marketing efforts to geographic areas where the ISP Channel service is not available, the Company risks frustrating potential subscribers who are not able to access the Company's products and services. Furthermore, in order to attract and retain subscribers, and to promote and maintain the ISP Channel brand in response to competitive pressures, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among customers. If the Company were unable to establish or maintain the ISP Channel brand successfully or if the Company were to incur excessive expense in an attempt to improve its offerings or promote and maintain its brand, the Company's business, financial condition, prospects and ability to repay its indebtedness would be materially adversely affected.

BILLING AND COLLECTIONS RISKS

  The Company has recently commenced the process of designing and implementing its billing and collections system for its Internet Services Division. It is the Company's intention to bill for the services provided by this business over the Internet and, in most cases, to collect these invoices through payments received via the Internet. Such invoices and payments have security risks. Given the complexities of such a system, there can be no assurance that the Company will be successful in developing and implementing the system in a timely manner or that it will be able to scale the system quickly and efficiently if necessary to accommodate potential growth in the number of subscribers requiring such a billing format. In some circumstances, the Company's cable affiliates are responsible for billing and collection for the Company's Internet access services. In any such instance, the Company has little or no control over the accuracy and timeliness of its invoices or over collection efforts. Given its relatively limited history with billing and collection for Internet services, the Company cannot predict the extent to which it may experience bad debts or the extent to which it will be able to minimize such bad debts. If the Company encounters significant problems with its billing and collections process, the Company's business, financial condition, prospects and ability to repay its indebtedness could be materially adversely affected.

DEPENDENCE ON THE GROWTH AND EVOLUTION OF THE INTERNET

  Market acceptance of the Company's Internet services is substantially dependent upon the growth and evolution of the Internet in ways that are best suited for the Company's products and services. High-speed cable-based Internet access is of greatest value to consumers of multimedia and other bandwidth-intensive content. The nature of the content available over the Internet, and the technologies available to access that content, are evolving rapidly, and there can be no assurance that those applications that most favor the Company's services and technology will be widely accepted by the marketplace. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such potential growth or that the performance or reliability of the Internet will not be adversely affected. The Internet could lose its commercial viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. In particular, the Internet has only recently become a medium for advertising and electronic commerce. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace or platform for advertising and electronic commerce, the Company's business, financial condition, prospects and ability to repay its indebtedness could be materially adversely affected.

POTENTIAL LIABILITY FOR DEFAMATORY OR INDECENT CONTENT

  The law relating to liability of ISPs and OSPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. A recent federal statute seeks to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an OSP could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. The imposition upon ISPs or OSPs of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. In addition, the imposition of liability on the Company for information carried on the Internet could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

POTENTIAL LIABILITY FOR INFORMATION RETRIEVED AND REPLICATED

  Because materials will be downloaded and redistributed by subscribers and cached or replicated by the Company in connection with the Company's offering of its services, there is a possibility that claims may be made against the Company or its cable affiliates under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. Such types of claims have been successfully brought against OSPs. In particular, copyright and trademark laws are evolving both domestically and internationally, and there is uncertainty concerning how broadly the rights afforded under these laws will be applied to on-line environments. It is impossible for the Company to determine who the potential rights holders may be with respect to all materials available through the Company's services. In addition, a number of third party owners of patents have claimed to hold patents that cover various forms of on-line transactions or on-line technology. As with other OSPs, patent claims could be asserted against the Company based upon its services or technologies. The Company's liability insurance may not cover potential claims of the foregoing types or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND SERVICES

  There can be no assurance that the Company's future development efforts will result in commercially successful products or that the Company's products and services will not be rendered obsolete by changing technology, new industry standards or new product announcements by competitors. The markets for all of the Company's products and services are characterized by intense competition, rapid technological advances, evolving industry standards, changes in subscriber requirements, frequent new product introductions and enhancements, and rapidly evolving, alternative service offerings. For example, the Company expects digital set-top boxes capable of supporting high-speed Internet access services to be commercially available in the next 18 months. Although the widespread availability of set-top boxes could increase the demand for the Company's Internet Service, there is no assurance that the demand for set-top boxes will ever reach the level estimated by the Company and industry experts or, if set-top boxes reach this level of popularity, that the Company will be able to capitalize on such demand. If this scenario occurs or if other technologies or standards applicable to the Company's products or service offerings become obsolete or fail to gain widespread commercial acceptance, then the Company's business, financial condition, prospects and ability to repay its indebtedness will be materially adversely affected.

  The introduction of products or services embodying, or purporting to embody, new technology or the emergence of new industry standards could also render the Company's existing products and services, as well as products or services under development, obsolete and unmarketable. Internet, telecommunications and cable technologies are evolving rapidly. Many large corporations, including large telecommunications providers, Regional Bell Operating Companies ("RBOCs") and telecommunications equipment providers, as well as large cable system operators, regularly announce new and planned technologies and service offerings that could impact the market for the Company's services. These announcements can have the effect of delaying purchasing decisions by the Company's customers and confusing the marketplace regarding available alternatives. Such announcements could in the future adversely impact the Company's business, financial condition, prospects and ability to repay its indebtedness.

  The Company's ability to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings will be significant factors in maintaining or improving its competitive position and its prospects for growth. Due to rapid technological changes in the Internet and telecommunications industries, the lengthy product approval and purchase processes of the Company's customers and the Company's reliance on third party technology for the development of new products and service offerings, there can be no assurance that the Company will successfully introduce new products and services on a timely basis or achieve sales of new products and services in the future, or, if sales are achieved, that latent defects will not exist in the Company's products or equipment purchased by the Company from third parties. In addition, there can be no assurance that the Company will have the financial and manufacturing resources necessary to continue to successfully develop new products or services based on emerging technologies or to otherwise successfully respond to changing technology and/or industry standards. Moreover, due to intense competition, there may be a time-limited market opportunity for the Company's cable-based consumer and business Internet services. There can be no assurance that the Company will be successful in achieving widespread acceptance of its services before competitors offer products and services with speed and performance similar to the Company's current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial expenditures by the Company to modify or adapt its equipment, products and services and could fundamentally alter the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

  The technology underlying capital equipment used by the Company such as headends and cable modems is continuing to evolve and, accordingly, it is possible that the equipment acquired by the Company could become out-of-date or obsolete prior to the time the Company would otherwise intend to replace such equipment. In any such circumstance, the Company may need to acquire substantial amounts of new capital equipment, which could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

ADVERSE EFFECT ON MTC OF GROWTH OF ALTERNATE TECHNOLOGIES

  Revenues for MTC's products and services have been adversely affected in recent years, and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. MTC's revenues, after giving effect to the discontinuation of the Telecommunications Division, have represented substantially all of the Company's revenues for the past several years.

  The effect of digital and other technologies on the demand for MTC's products and services depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential MTC customers have deferred, and may continue to defer, investments in MTC systems while evaluating the abilities of digital and other technologies.

  The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many MTC customers changing their use of MTC products from data storage and retrieval to primarily archival use. The rapidly changing data storage and management industry also has resulted in intense price competition in certain of MTC's markets.

  Therefore, the Company has been and expects to continue to be impacted adversely by the decline in the market for COM services, the high fixed costs and declining market for COM systems and the attendant reduction in equipment and supplies. The Company's revenues for maintenance of COM systems have declined in part because of efficiencies associated with the Company's systems and could decline further in the event of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micrographics industry. To the extent consolidation in the micrographics industry has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the industry, such as competition from alternate technologies described above, may accelerate.

MTC PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

  The industry in which MTC operates may be affected by an increasing number of patents and frequent litigation based on allegations of patent and other intellectual property infringement. To develop and maintain its competitive position, MTC relies primarily upon the technical expertise and creative skills of its personnel, confidentiality agreements and, to some degree, patents and copyrights that it owns or, with respect to patents held by third parties, has license rights to use. There can be no assurance that such confidentiality or licensing agreements will not be breached, that others may not infringe upon such patents or licenses, or that the Company would have adequate remedies for any such breach for infringement. There can be no assurance that patents issued to or licensed by the Company will not be challenged or circumvented by competitors or be found to be sufficiently broad to protect the Company's technology or to provide it with any competitive advantage. Moreover, the Company may be materially adversely affected by competitors who independently develop substantially equivalent technology. Further, any litigation, either on behalf of or against the Company, relating to such confidentiality or licensing agreements, patents or copyrights, regardless of outcome, could result in substantial costs to the Company and diversion of effort by management. Any infringement claim or other litigation against or by the Company could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

ACQUISITION-RELATED RISKS

  The Company may from time to time acquire other businesses that the Company believes will complement its existing business. The Company is unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions, if at all. The Company's ability to finance acquisitions may be constrained by, among other things, its high degree of leverage following the Debt Offering, if completed. The indenture that would govern the Senior Notes may significantly limit the Company's ability to make desired acquisitions and to incur indebtedness in connection with acquisitions. Such transactions, if effected, are likely to involve certain risks, including, among other things: the difficulty of assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management. There can be no assurance that any acquisition will be so made, that the Company will be able to obtain additional financing needed to finance such acquisitions and, if any acquisitions are so made, that the acquired business will be successfully integrated into the Company's operations or that the acquired business will perform as expected.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company is dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for such personnel is intense and the Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could materially adversely affect the Company's business, financial condition, prospects and ability to repay its indebtedness. The Company has recently assembled a new management team to implement its strategy for launching its ISP Channel concept on a large-scale basis, most of whom have been with the Company for less than six months. The Company is currently seeking new employees in connection with the expansion of its Internet Services Division. The loss of any member of the new team, or failure to attract such personnel, could also have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

GOVERNMENT REGULATION

  Although the Company's services are not currently subject to direct regulation by the FCC or any other federal or state communications regulatory agency, changes in law or regulation relating to Internet connectivity and the telecommunications markets, including changes that, directly or indirectly, affect costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the nature, scope and prices of the Company's services. For example, proceedings are pending at the FCC to determine whether, and to what extent, ISPs should be considered "telecommunications carriers" and, if so, whether they should be required to contribute to the Universal Service Fund. Although the FCC has decided for the moment that ISPs are not telecommunications carriers, that decision is not yet final and is being challenged by various parties, including the RBOCs. Some members of Congress have also challenged the FCC's conclusion. Congressional dissatisfaction with the FCC's conclusions could result in further changes to the FCC's governing law. The Company cannot predict the impact, if any, that future legal or regulatory changes might have on its business. In addition, regulation of cable television may affect the speed at which the Company's cable affiliates upgrade their cable infrastructures to two-way hybrid fiber coaxial cable. Currently, the Company's cable affiliates have generally elected to classify the distribution of the Company's services as "additional cable services" under their respective franchise agreements, and to pay franchise fees in accordance therewith. However, the election by cable operators to classify Internet access as an additional cable service may be challenged before the FCC, the courts or Congress, and any alteration in the classification of service could potentially have an adverse impact on the Company and its business.

  Another risk lies in the possibility that local franchise authorities may attempt to subject the cable affiliates to higher or other franchise fees or taxes or otherwise require them to obtain additional franchises in connection with their distribution of the Company's services. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for the Company or its cable affiliates to operate under a unified set of franchise requirements. In the event that the FCC or another governmental agency were to classify the cable system operators as "common carriers" or "telecommunications carriers" because of their provision of Internet services, or if cable system operators were to seek such classification as a means of limiting their liability, the Company's rights as the exclusive ISP over the systems of certain of the cable affiliates could be lost. In addition, if the Company or its cable affiliates were classified as common carriers, they could be subject to government-regulated tariff schedules for the amounts they charge for their services. To the extent the Company increases the number of foreign jurisdictions in which it offers its services, the Company will be subject to additional governmental regulation. Any future implementation of any changes in law or regulation including those discussed herein, could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

  In addition, the Company's business, financial condition, prospects and ability to repay its indebtedness may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components that the Company obtains from non-domestic suppliers. Changes in law or regulation, in the United States or elsewhere, could materially adversely affect the Company's business, financial condition, prospects and ability to repay its indebtedness.

PRODUCT LIABILITY

  Some of the Company's products, such as those sold by MTC, are used to provide information that relates to the customer's enterprise operations and information that may be used in other critical applications. Any failure by the Company's products to provide accurate and timely information could result in claims against the Company. There can be no assurance that the Company's insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to product liability claims, that such claims will not result in liability in excess of its insurance coverage or that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

RISKS RELATING TO MTC'S INTERNATIONAL OPERATIONS

  After giving effect to discontinued operations, sales outside of the United States accounted for approximately 22% and 27% of the Company's total revenues for Fiscal 1997 and 1996, respectively, which are attributable solely to MTC. Further development of foreign distribution channels for MTC's products and services could require a significant investment, which could adversely affect short-term results of operations. The Company believes that its future revenue growth and profitability in the foreign markets will principally depend on its success in developing these new distribution channels. Failure to increase revenues from the introduction of new products and services to these markets could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness. Because of its export sales, MTC is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements (including the regulation of Internet access), uncertainty regarding liability for information retrieved and replicated in foreign institutions, foreign currency fluctuations which could result in reduced revenues or increased operating expenses, tariffs and trade barriers, potentially longer payment cycles, difficulty in accounts receivable collection, foreign taxes, and the burdens of complying with a variety of foreign laws and trade standards. MTC is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. In addition, the laws of certain foreign countries may not protect MTC's proprietary technology to the same extent as do the laws of the United States. There can be no assurance that the risks associated with MTC's international operations will not materially adversely affect the Company's business, financial condition, prospects and ability to repay its indebtedness or require MTC to modify significantly its current business practices.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of shares of the Common Stock by its existing shareholders under Rule 144 of the Securities Act, or through the exercise of registration rights or the issuance of shares of the Common Stock upon the exercise of options or warrants, could materially adversely affect the market price of shares of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. No predictions can be made as to the effect, if any, of market sales of such shares or the availability of such shares for future sale will have on the market price of shares of the Common Stock prevailing from time to time. At June 30, 1998, the Company has reserved for issuance 2,886,493 shares of Common Stock for issuance pursuant to outstanding Convertible Subordinated Debentures, options and warrants. The Company also has reserved up to 19.9% of its outstanding Common Stock as of May 29, 1998 for issuance under its cable affiliate incentive program. The Company has issued Convertible Preferred Stock that has a conversion price that fluctuates in relation to the price of the Common Stock. At June 30, 1998, such Convertible Preferred Stock would be convertible into 1,127,442 shares of Common Stock.

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ACCESS TO SUBSIDIARY CASH FLOW

  The Company is a holding company, conducting all of its operations through its Subsidiaries. Because the Company conducts all of its operations through subsidiaries, the Company's cash flow and its ability to service its indebtedness will depend upon the cash flow of its subsidiaries and payments of funds by those subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. In addition, these subsidiaries may incur indebtedness or become parties to financing arrangements, which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. Further, any holders of indebtedness (including subordinated indebtedness and trade payables) of subsidiaries of the Company would be entitled to repayment of such indebtedness from the assets of the affected subsidiaries before such assets were made available for distribution to the Company.

  In the event that the Company is unable to generate sufficient cash flow or is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, the Company would be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest. If such an acceleration were effected and the Company did not have sufficient funds to pay the accelerated indebtedness, the holders could initiate foreclosure or other enforcement action against the Company.

FAILURE TO SELL THE TELECOMMUNICATIONS DIVISION

  The Company has decided to discontinue its Telecommunications Division, and is currently seeking a buyer for this division. However, there can be no assurance these efforts will be successful. If the Company is unable to consummate a sale of the Telecommunications Division on terms it believes are satisfactory, it will not obtain the proceeds anticipated from such sale, which will correspondingly diminish the capital available to the Company to implement its Internet Service Division's strategy. In the absence of such a sale, management's attention could be substantially diverted to operate or otherwise dispose of the Telecommunications Division. If a sale of the Telecommunications Division is delayed, its value could be diminished. Moreover, the Telecommunications Division could incur losses and operate on a cash flow negative basis in the future. Any such event could have a material adverse effect on the Company's business, financial condition, prospects and ability to repay its indebtedness.

ABSENCE OF DIVIDENDS

  The Company has not historically paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors deems relevant. The Company currently intends to retain its earnings, if any, to finance the development and expansion of the Internet Services Division, and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company's Certificate of Incorporation prohibits the payment of cash dividends on the Common Stock, without the consent of the holders of the Convertible Preferred Stock, while shares of the Convertible Preferred Stock are outstanding and, upon liquidation of the Company, requires payment of the liquidation value of the Convertible Preferred Stock prior to any payments with respect to the Common Stock. The Company's ability to pay dividends on its Common Stock is also restricted by certain of the Company's financing agreements.

VOLATILITY OF STOCK PRICE

  The market price for the Common Stock has been volatile and market fluctuations may adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's results of operations, sales of substantial amounts of securities of the Company into the marketplace, general conditions in the Company's industries or the worldwide economy, an outbreak of hostilities, a shortfall in revenues or earnings compared to analysts' expectations, changes in analysts' recommendations or projections, announcements of new products or services by the Company or its competitors or developments in the Company's relationships with its suppliers or customers could cause the price of the Common Stock to fluctuate in the future, perhaps substantially. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance. General market price declines or market volatility in the future could adversely affect the market price of the Common Stock, and the current market price of the Common Stock may not be indicative of future market prices.

PROSPECTIVE ANTI-TAKEOVER PROVISIONS

  The Company is a New York corporation. Following the Offering, it is the Company's intention to solicit shareholder approval to reincorporate in Delaware. Both the New York Business Corporation Law and the Delaware General Corporation Law contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors. In addition, the Company is currently reviewing proposed changes to its Certificate of Incorporation and Bylaws that would have the same effect. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to shareholders for their Common Stock.

YEAR 2000 ISSUES

  Many existing computer systems, related software applications and other control devices use only two digits to identify a year in a date field, without considering the impact of the upcoming change in the century. Such systems, applications and/or devices could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on such computer systems, applications and devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable and payroll modules), customer services, internal networks and telecommunications equipment, and end products. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, both domestically and internationally, for the accurate exchange of data and related information.

  The Company is currently in the process of evaluating the potential impact of the Year 2000 issue on its business and the related expenses that could likely be incurred in attempting to remedy such impact (including testing and implementation of remedial action). Management's current estimate is that the costs associated with the Year 2000 issue should not have a material adverse affect on the results of operations or financial position of the Company in any given year. However, despite the Company's efforts to address the Year 2000 impact on its internal systems, the Company is not sure that it has fully identified such impact or that it can resolve it without disruption of its business and without incurring significant expenses. In addition, even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected as a result of any disruption in the operation of the various third party enterprises with which the Company interacts such as cable affiliates, vendors and suppliers.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the three years ended September 30, 1995, 1996 and 1997 and the consolidated balance sheet data at September 30, 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and the related Notes thereto included herein.

                                                                       (UNAUDITED)
                                                                       SIX MONTHS
                                YEAR ENDED SEPTEMBER 30,             ENDED MARCH 31,
                         ------------------------------------------  ----------------
                          1993    1994     1995     1996     1997     1997     1998
                         ------  -------  -------  -------  -------  -------  -------
                                   ($ IN THOUSANDS, EXCEPT PER SHARE)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 MTC:
  COM equipment and
   system software...... $   --  $    --  $   265  $ 6,014  $ 6,347  $ 3,761  $ 1,020
  All other.............     43      188      823   13,403   13,983    6,956    5,625
 Internet Services:
  Cable service.........      0        0        0        0       20        0      237
  Dial-up service.......      0        0        0      150      587      305      339
  Misc. one-time........      0        0        0       17      401      313        8
                         ------  -------  -------  -------  -------  -------  -------
   Total revenues....... $   43  $   188  $ 1,088  $19,584  $21,338  $11,335  $ 7,229
                         ======  =======  =======  =======  =======  =======  =======
 Cost of revenues.......     --      172      783   11,375   11,935    6,371    5,252
 Selling, engineering,
  general and
  administrative........    837    1,180    7,548   10,921   11,191    4,400    5,257
 Income (loss) from
  continuing operations.   (794)  (1,164)  (7,243)  (2,712)  (1,788)     564   (3,280)
 Interest expense.......    (37)    (601)    (456)  (1,220)  (1,145)    (533)    (596)
 Other income ..........      3        2        5    5,708       49       81      170
 Gain (loss) from
  discontinued
  operations............    348      335   (1,962)  (1,812)     739      426      115
 Loss from extraordinary
  items.................      0        0        0   (6,061)    (486)       0        0
                         ------  -------  -------  -------  -------  -------  -------
 Net income (loss)...... $ (480) $(1,428) $(9,656) $(6,097) $(2,631) $   538  $(3,591)
 Preferred dividends....      0        0        0        0        0        0      (63)
                         ------  -------  -------  -------  -------  -------  -------
 Net income (loss)
  applicable to common
  shares................ $ (480) $(1,428) $(9,656) $(6,097) $(2,631) $   538  $(3,654)
                         ======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  share:
 Diluted................ $(0.14) $ (0.38) $ (2.22) $ (1.05) $ (0.40) $  0.08  $ (0.52)
                         ======  =======  =======  =======  =======  =======  =======
 Shares used in per
  share calculations:
 Diluted................  3,555    3,802    4,353    5,819    6,627    6,864    6,966
                         ======  =======  =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
 Depreciation and
  amortization..........    116       68      194    1,374    1,798      829      951
 Capital Expenditures...     12       75    1,418      973      626      530      319
 EBITDA (1).............   (678)  (1,096)  (2,049)     162    1,010    1,393   (2,329)
 Ratio of earnings to
  fixed charges (2)(3)..     --       --       --      2.2       --      1.2       --

                                                            (UNAUDITED)
                                                        AS OF MARCH 31, 1998
                                                        --------------------
                                                            ($ IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents.............................        $   17
 Total assets..........................................        21,934
 Total debt............................................        13,168
 Total stockholders' equity............................         3,387

---------------------
(1) EBITDA consists of net income (loss) from operations excluding net interest, depreciation and amortization. EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies. EBITDA presented for Fiscal 1995 excludes a one-time write-off of $5.0 million for in process, unproven technology associated with the Company's acquisition of MTC on September 15, 1995. EBITDA presented for the fiscal year 1996 excludes a charge of $1.5 million for the write-down of certain software inventory associated with the Company's decision to discontinue the distribution of certain imaging products in favor of others. EBITDA presented for the fiscal year 1997 excludes a charge of $1.0 million for the write-off of prepaid license fees associated with certain imaging products. See the Company's Consolidated Financial Statements and the related Notes thereto.

(2) For purposes of these computations, earnings consist of income (loss) from continuing operations before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense (including capitalized interest), amortization of deferred financing costs and one-third of rental expense (the portion deemed representative of the interest factor).

(3) Fixed charges did not exceed the Company's net losses for the fiscal years ended 1993, 1994, 1995 and 1997 and for the six months ended March 31, 1998. Accordingly, the Company had a deficiency of earnings to fixed charges of $(790), $(1,129), $(7,144), $(1,463) and $(2,972) for the
    respective periods.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

  The selected consolidated historical financial data set forth below for and as of the three years ended September 30, 1995, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of the Company. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The following table sets forth for the periods selected consolidated financial and operating data for the Company. The statement of operations and balance sheet data have been derived from the Company's consolidated financial statements audited by PricewaterhouseCoopers L.L.P. The selected consolidated financial data should be read in conjunction with "Management's Discussions and Analysis of Financial Conditions and Results of Operations" and the consolidated financial statements and the notes thereto.

                                                                        (UNAUDITED)
                                                                        SIX MONTHS
                                 YEAR ENDED SEPTEMBER 30,             ENDED MARCH 31,
                          ------------------------------------------  ----------------
                           1993    1994     1995     1996     1997     1997     1998
                          ------  -------  -------  -------  -------  -------  -------
                                    ($ IN THOUSANDS, EXCEPT PER SHARE)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 MTC:
  COM equipment and
   system software......  $   --  $    --  $   265  $ 6,014  $ 6,347  $ 3,761  $ 1,020
  All other.............      43      188      823   13,403   13,983    6,956    5,625
 Internet Services:
  Cable service.........       0        0        0        0       20        0      237
  Dial-up service.......       0        0        0      150      587      305      339
  Misc. one-time........       0        0        0       17      401      313        8
                          ------  -------  -------  -------  -------  -------  -------
  Total revenues........  $   43  $   188  $ 1,088  $19,584  $21,338  $11,335  $ 7,229
                          ======  =======  =======  =======  =======  =======  =======
 Cost of revenues.......      --      172      783   11,375   11,935    6,371    5,252
 Selling, engineering,
  general and
  administrative........     837    1,180    7,548   10,921   11,191    4,400    5,257
 Income (loss) from
  continuing operations.    (794)  (1,164)  (7,243)  (2,712)  (1,788)     564   (3,280)
 Interest expense.......     (37)    (601)    (456)  (1,220)  (1,145)    (533)    (596)
 Other income ..........       3        2        5    5,708       49       81      170
 Gain (loss) from
  discontinued
  operations............     348      335   (1,962)  (1,812)     739      426      115
 Loss from extraordinary
  items.................       0        0        0   (6,061)    (486)       0        0
                          ------  -------  -------  -------  -------  -------  -------
 Net income (loss)......  $ (480) $(1,428) $(9,656) $(6,097) $(2,631) $   538  $(3,591)
 Preferred dividends....       0        0        0        0        0        0      (63)
                          ------  -------  -------  -------  -------  -------  -------
 Net income (loss)
  applicable to common
  shares................  $ (480) $(1,428) $(9,656) $(6,097) $(2,631) $   538  $(3,654)
                          ======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  share:
 Diluted................  $(0.14) $ (0.38) $ (2.22) $ (1.05) $ (0.40) $  0.08  $ (0.52)
                          ======  =======  =======  =======  =======  =======  =======
 Shares used in per
  share calculations:
 Diluted................   3,555    3,802    4,353    5,819    6,627    6,864    6,966
                          ======  =======  =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
 Depreciation and
  amortization..........     116       68      194    1,374    1,798      829      951
 Capital Expenditures...      12       75    1,418      973      626      530      319
 EBITDA (1).............    (678)  (1,096)  (2,049)     162    1,010    1,393   (2,329)
 Ratio of earnings to
  fixed charges (2)(3)..      --       --       --      2.2       --      1.2       --

                                                              (UNAUDITED)
                                                              AS OF MARCH
                                                                31, 1998
                                                              --------------
                                                              ($ IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents...................................   $       17
 Total assets................................................       21,934
 Total debt..................................................       13,168
 Total stockholders' equity..................................        3,387

---------------------
(1) EBITDA consists of net income (loss) from operations excluding net interest, depreciation and amortization. EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies. EBITDA presented for Fiscal 1995 excludes a one-time write-off of $5.0 million for in process, unproven technology associated with the Company's acquisition of MTC on September 15, 1995. EBITDA presented for the Fiscal 1996 excludes a charge of $1.5 million for the write-down of certain software inventory associated with the Company's decision to discontinue the distribution of certain imaging products in favor of others. EBITDA presented for the Fiscal 1997 excludes a charge of $1.0 million for the write-off of prepaid license fees associated with certain imaging products. See the Company's Consolidated Financial Statements and the related Notes thereto.

(2) For purposes of these computations, earnings consist of income (loss) from continuing operations before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense (including capitalized interest), amortization of deferred financing costs and one-third of rental expense (the portion deemed representative of the interest factor).

(3) Fixed charges did not exceed the Company's net losses for the fiscal years ended 1993, 1994, 1995 and 1997 and for the six months ended March 31, 1998. Accordingly, the Company had a deficiency of earnings to fixed charges of $(790), $(1,129), $(7,144), $(1,463) and $(2,972) for the
    respective periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements of the Company and the related Notes. The Company's fiscal year ends on September 30th of each year. "Fiscal 1998" refers to the twelve months ended September 30, 1998 with comparable references for other twelve month periods ending September 30th. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors." The Company disclaims any obligation to update information contained in any forward-looking statement.

OVERVIEW

  The Company currently operates through two continuing divisions: the Internet Services Division and MTC. SoftNet is in the process of implementing a new strategic focus that involves emphasizing the Internet Services Division. As part of its new focus, the Company is currently seeking a buyer for its Telecommunications Division and is now accounting for this division as a discontinued operation.

  MTC. Through MTC, the Company develops and manufactures sophisticated, automated electronic document management and film-based imaging solutions for customers with large-scale, complex, document-intensive requirements. MTC's hardware and software products are based on an industry standard client-server architecture, providing flexibility to connect to a wide variety of information systems and produce output to various storage media, including optical disk, magnetic disk and tape, CD-ROM, and microfilm and microfiche, spanning the entire document lifecycle.

  MTC's electronic and film-based imaging hardware systems typically range in price between $200,000 and $1,000,000, and may represent a significant capital commitment by MTC's customers, leading to a lengthy sales cycle of up to 24 months. Accordingly, MTC's operating results may fluctuate significantly from period to period.

  The Internet Services Division. The Company began providing Internet services following its acquisition of the Internet Services Division in June 1996. The Company seeks to become the dominant provider of high-speed Internet access via the existing cable television infrastructure to homes and businesses in the franchise areas of small- and medium-sized cable television systems. In addition, the Company seeks to maintain and build its traditional dial-up Internet access business. The Company commenced marketing its cable modem-based service, the ISP Channel, to selected cable operators and potential subscribers in March 1998.

  Potential Market. The growth of the Internet has been significant. By 2002, Forrester estimates that 59% of U.S. households and 50% of U.S. businesses will be on-line, and that annual spending by residential and business end-users on U.S. Internet access and related services will increase from an estimated approximately $6 billion in 1997 to nearly $50 billion. For many users, the speed of such access will become an increasingly important factor in choosing among service providers.

  The Company's solution emphasizes the use of cable modems and, in the future, television set-top boxes, due to the fact that the existing cable infrastructure can be equipped to provide Internet access to over 90% of U.S. households at speeds significantly in excess of those readily available using the telecommunications infrastructure. Of the approximately 92.2 million U.S. homes passed by cable, approximately 65% are under exclusive contract with competing cable-based Internet access services or, in the Company's judgment, are located in cable systems to which one of these competitors is likely to obtain exclusive rights for the provision of such services. Such competitors include @Home and RoadRunner, both of which are affiliated with large MSOs including, among others, Cablevision, Comcast, Cox, MediaOne, TCI and Time Warner.

  The Company believes that the above-mentioned competitive providers of cable-based Internet access services presently intend to target large, clustered systems in major DMAs, and that the remaining systems owned by the MSO affiliates of such competitors, particularly systems with under 50,000 subscribers that have not been upgraded to carry two-way traffic, will in many cases not be offered high-speed Internet capability by such competitors in the next two to three years. In certain cases, the Company believes that such systems may be divested by such competitors' MSO affiliates or permitted to contract for high-speed Internet capability with non-affiliated providers such as the Company. The remaining U.S. homes passed by cable are located in a large number of small- and medium-sized cable systems as well as certain large Independent MSOs. In evaluating the potential of these systems for investment, the Company has targeted only those systems that are sufficiently large to provide an adequate return on the required invested capital. Based on this analysis, the Company believes that its addressable market is approximately 30 million homes, located in approximately 2,000 cable systems. Set forth below is a summary of the total U.S. cable market, based on data compiled by Claritas, an independent industry research consultant, and a summary of the portion of this market that SoftNet intends to address, based on the parameters described above.

          ISP CHANNEL--POTENTIAL U.S. MARKET BASED ON SUBSCRIBERS(A)

                                                         ISP CHANNEL ADDRESSABLE U.S.
                               TOTAL U.S. MARKET                    MARKET
                         ------------------------------ ------------------------------
                            CABLE      HOMES               CABLE      HOMES
SYSTEM SIZE              SUBSCRIBERS   PASSED   SYSTEMS SUBSCRIBERS   PASSED   SYSTEMS
-----------              ----------- ---------- ------- ----------- ---------- -------
Cable Subs over 50,000.. 27,870,684  41,316,994    287   2,583,314   3,775,979     30
Cable Subs 5,000 to
 49,999................. 28,317,985  39,565,810  1,793  16,774,574  22,772,280  1,183
Cable Subs 2,500 to
 4,999..................  3,100,040   4,156,319    891   2,558,862   3,396,048    741
Cable Subs 1,000 to
 2,499..................  2,300,091   3,542,782  1,473          --          --     --
Cable Subs less than
 1,000..................  2,039,717   3,623,699  6,957          --          --     --
                         ----------  ---------- ------  ----------  ----------  -----
                         63,628,517  92,205,604 11,401  21,916,750  29,944,307  1,954
                         ==========  ========== ======  ==========  ==========  =====

---------------------
(a) Source: Claritas (Total U.S. Market only) and the Company.

  Market Penetration. As of July 14, 1998, the Company had contracts for its ISP Channel service with 19 cable operators, including Galaxy, Palo Alto Cable Co-op and Coral Springs Cable, representing over 100 cable systems and approximately 575,000 homes passed. Nine of these systems, representing approximately 175,000 homes passed, have been equipped and have begun offering the Company's services, in most cases during the past two months. In addition, the Company has non-binding letters of intent with three cable operators, including Northland, representing approximately 525,000 homes passed. Currently, the Company has approximately 500 residential and business subscribers to its ISP Channel service. The Company also provides dial-up and dedicated Internet access to approximately 1,100 residential and business subscribers. The Company's contract with Galaxy for its ISP Channel service represents 82% of its cable systems and 57% of its homes passed currently under contract. In addition, the Company believes that its agreement with Northland, if executed, will also constitute a significant percentage of its cable systems and homes passed to date. See "Risk Factors--Dependence on Local Cable Operators and their Cable Infrastructure" and "--Dependence on Exclusive Access to Cable Subscribers Need for Aggressive Implementation and Deployment."

  In order to expand its cable-based Internet subscriber base significantly, the Company expects to pursue aggressively affiliation agreements with cable operators which will provide it with the exclusive right to market cable-based Internet services to existing cable television subscribers in such cable operators' systems. The Company's objective is to enter into exclusive arrangements with cable operators representing approximately 7.5 million homes passed in the next three years.

  It is the Company's objective to market its services aggressively and to install its systems in as many cable systems as possible in the next few years. The Company anticipates that this policy of rapid deployment will result in substantial capital expenditures, operating losses and negative cash flow in the near term. The Company believes it will need to raise substantial additional capital to achieve its market penetration objectives. There can be no assurance, however, that the Company will be able to raise sufficient capital on acceptable terms, or at all, or that it will be able to implement its strategy or achieve positive cash flow or profitability in a timely fashion, or at all.

  Revenue Sources. In providing its Internet services, the Company receives revenue from the provision of (i) cable modem-based Internet access services and (ii) traditional dial-up Internet access services. Currently, the Company typically charges new cable modem-based Internet access subscribers a one-time connection fee of $99, which fee includes modem installation and any required modification of the existing cable television connection. Thereafter, each subscriber pays an access fee, which is currently as low as $49 per month. The Company anticipates that it will purchase a majority of cable modems used by subscribers, who will be charged a nominal lease charge. The Company does not charge new dial-up subscribers a connection fee, but does charge a monthly access fee of approximately $20.

  In addition to connection fees and monthly access fees, the Company intends to pursue additional revenue opportunities from Internet advertising, e-commerce and IP telephony. The Company also intends to pursue long distance telephone services and telephony debit and credit cards.

  In the future, as digital set-top boxes become available and are introduced into the Company's affiliated cable systems, the Company expects to charge those subscribers monthly access fees comparable to those now charged traditional dial-up subscribers. The Company also expects to charge customers a set-top connection fee to help defray installation expenses.

  For cable-based Internet services, the Company typically shares 25% of total revenues with cable affiliates for the first 200 subscribers in each system and 50% thereafter. For other services, such as IP telephony, e-commerce and advertising, the Company expects to share between 25% and 50% of total revenues with the cable affiliates. The Company expects that no commissions will be paid on cable modem lease income. The Company expects that these commissions will be netted against revenues.

  Cost of Services. Costs to the Company include installation costs, network and cable operation costs and personnel and other costs. Operator commissions vary by type of connectivity and size of contract.

  Installation costs are expected to vary by type of connectivity and type of customer. The Company charges new subscribers a one time fee to defray the costs of installation, which includes labor and overhead. While currently the installation fee does not cover the entire cost incurred, the Company expects that over time installation costs will decline as cable modems become more commercially available and are eventually bundled as standard equipment in new PCs.

  Other network costs include the cost of connection to the public switch telephone network and the cost of leased fiber capacity.

  Sales, Marketing and Operating Expenses. Sales, marketing and operating expenses include the costs of the Company's cable affiliate program, maintenance of its infrastructure, customer care, content and new business development in addition to sales and marketing expenses.

  EBITDA. Over the next three years, the Company will seek to become the exclusive provider of Internet based high-speed data, video and telephony services over cable systems representing approximately 7.5 million homes passed, and to attract approximately 470,000 ISP Channel subscribers, or approximately 6.3% of such homes passed. If it is able to accomplish this objective, the Company expects the Internet Services Division to achieve positive EBITDA within this timeframe. The Company's ability to generate positive EBITDA will be affected by the Company's ability to contract with cable operators, attract customers for its services, achieve anticipated pricing levels for its services and maintain costs at anticipated levels. No assurance can be given that the Company will be able to contract with sufficient cable operators, attract an adequate amount of subscribers, or achieve and sustain the pricing and cost levels that would be required for it to obtain such financial results.

  Capital Expenditures. In order to pursue its business plan, the Company expects to incur significant capital expenditures to provision its turnkey solution for cable operators, principally relating to the installation of headend equipment and the purchase of customer premise equipment such as cable modems. The cost of headend provisioning has averaged $45,000 for the nine systems in which the Company currently provides service. The costs of cable modems, currently approximately $179 to $349, is expected to decline. With respect to the costs of cable modems, the Company believes that it will be able to recoup a limited amount of such costs from its subscribers, either through subscriber purchases or monthly lease charges. However, the Company recognizes that, in line with experience in other subscription service industries, it will need to subsidize both installation and customer premises equipment (cable modems) costs. Such expenditures, however, are expected to be offset in part by the savings resulting from decreased prices for such equipment as production volumes increase.

HISTORICAL RESULTS OF OPERATION

  The Company has changed significantly over the last several years as it has entered certain businesses and exited or prepared to exit, others. For example, on April 7, 1998, the Company announced its decision to divest its Telecommunications Division and is currently considering purchase offers. The discussion of the Company's results of operation below therefore treats the Telecommunication Division as a discontinued operation. In addition, the Company entered the Internet business in June 1996 with the purchase of the Internet Services Division and began offering cable-based Internet services in the first quarter of Fiscal 1998. Accordingly, year-to- year comparisons may not be meaningful.

                                                               (UNAUDITED)
                                        FISCAL              SIX MONTHS ENDED
                                -------------------------  -------------------
                                                           MARCH 31, MARCH 31,
SEGMENT INFO                     1995     1996     1997      1997      1998
------------                    -------  -------  -------  --------- ---------
                                             ($ IN THOUSANDS)
Sales
  MTC.......................... $ 1,088  $19,417  $20,330   $10,717   $ 6,645
  Internet Services............      --      167    1,008       618       584
Cost of Sales
  MTC..........................     783   11,375   11,050     5,863     4,571
  Internet Services............      --       --      885       508       681
Gross Profit
  MTC..........................     305    8,042    9,280     4,854     2,074
  Internet Services............      --      167      123       110       (97)
Operating Expenses
  MTC..........................   6,329    8,162    8,714     3,282     3,296
  Internet Services............      --      478    1,273       566     1,047
Income (loss) from continuing
 operations
  MTC..........................  (6,024)    (120)     566     1,572    (1,222)
  Internet Services............      --     (311)  (1,150)     (456)   (1,144)
  Corporate Overhead...........  (1,219)  (2,281)  (1,204)     (552)     (914)
                                -------  -------  -------   -------   -------
  Consolidated................. $(7,243) $(2,712) $(1,788)  $   564   $(3,280)
                                =======  =======  =======   =======   =======

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

  Consolidated net sales decreased $4.1 million, or 36.2%, for the six months ended March 31, 1998, as compared to the six months ended March 31, 1997. The decrease in consolidated net sales was primarily the result of a decrease in net sales of MTC. Sales in this division decreased $4.1 million, or 38.0%, to $6.6 million for the six months ended March 31, 1998, as compared to sales of $10.7 million for the six months ended March 31, 1997. The decrease in MTC sales was primarily the result of a decrease in the sale of COM equipment. COM equipment sales were affected in the first quarter of Fiscal 1998 by the fact that MTC entered the year with an order backlog of $1.4 million, as compared to an order backlog of $3.4 million in the prior period. Internet Services Division sales decreased $34,000, or 5.5%, to $584,000 for the six months ended March 31, 1998, as compared to sales of $618,000 for the six months ended March 31, 1997. Miscellaneous one-time sales decreased $305,000 to $8,000 for the six months ended March 31, 1998, as compared to $313,000 for the same period in 1997. A miscellaneous one-time sales opportunity for the installation of an Internet access system in the country of Milawi accounted for $187,000 of these sales in the six months ended March 31, 1997. The decrease in miscellaneous one-time sales was partially offset by an increase in sales of $237,000 for the Division's cable services. The Internet Services Division had not yet introduced this service to the market during the six months ended March 31, 1997.

  Consolidated gross profit decreased $3.0 million, or 60.2%, to $2.0 million for the six months ended March 31, 1998, as compared to $5.0 million for the six months ended March 31, 1997, with profit margins decreasing to 27.3% from 43.8% for the comparable period in 1997. The decrease in gross profit is primarily the result of a decrease in gross profits of $2.8 million, or 57.3%, of MTC. Gross profit margins in this division decreased to 31.2% from 45.3% for the comparable period in 1997, primarily as the result of the decrease in MTC's COM equipment sales, which contribute the highest product profit margins. Gross profit decreased $207,000 in the Internet Services Division for the six months ended March 31, 1998, primarily as a result of the reclassification of certain web development expenses and certain other expenses associated with the expansion of the division's technical support staff to cost of goods sold. Similar expenses in prior year presentations have not been reclassified, due to immateriality.

  Operating expenses (including selling, engineering, general and administrative expenses, less amortization) increased $874,000, or 23.3%, to $4.6 million for the six months ended March 31, 1998, as compared to $3.7 million for the six months ended March 31, 1997. The increase in operating expenses is partially the result of the consolidation and relocation of the Company's operations formerly based in Chicago to the Company's facilities in Mountain View, California. These activities included a one time write-off of leasehold improvements and moving expenses of $240,000. In addition, operating expenses increased in the Internet Services Division by $481,000, or 134.0%, to $840,000 for the six months ended March 31, 1998, as compared with $359,000 for the same period in 1997. This increase in operating expense is primarily the result of the increase in the Internet Services Division's administrative, sales and marketing efforts supporting the division's cable service offering.

  Amortization expense decreased $17,000, or 2.6%, to $643,000 for the six months ended March 31, 1998 from $660,000 for the six months ended March 31, 1997.

  For the six months ended March 31, 1998, the Company had a net loss from continuing operations of $3.3 million, as compared to net income from continuing operations of $564,000 for the six months ended March 31, 1997.

  Interest expense increased $63,000, or 11.8%, to $596,000 for the six months ended March 31, 1998 from $533,000 for the six months ended March 31, 1997.

  The Company made no provisions for income taxes for the six months ended March 31, 1998 and the six months ended March 31, 1997 as a result of the Company's net operating loss carry-forward.

  The Company recognized a gain from operations with respect to its discontinued Telecommunications Division of $115,000 for the six months ended March 31, 1998, as compared to a gain from operations of $426,000 for the same period in 1997.

  For the six months ended March 31, 1998, the Company had a net loss applicable to common shareholders of $3.7 million, as compared to net income of $538,000 for the six months ended March 31, 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

  Consolidated net sales increased $1.8 million, or 9.2%, to $21.3 million for Fiscal 1997, as compared to $19.6 million for Fiscal 1996. MTC's sales increased $913,000, or 4.7%, to $20.3 million for Fiscal 1997 as compared to $19.4 million for Fiscal 1996. This increase in net sales is primarily the result of increased monthly rental streams associated with the Division's continued implementation of alternative customer leasing arrangements for its core COM products. Sales in the Internet Services Division increased $841,000 to $1.0 million for Fiscal 1997 from $167,000 for Fiscal 1996. Sales in the Internet Services Division for Fiscal 1996 consist only of fourth quarter sales, as the Division was acquired in June 1996.

  Consolidated gross profit increased $1.2 million, or 14.6%, to $9.4 million for Fiscal 1997, as compared to $8.2 million for Fiscal 1996, with profit margins increasing to 44.1% from 41.9% for the same period in 1996. Gross profit increased $1.3 million, or 15.4%, in MTC to $9.3 million for Fiscal 1997 from $8.0 million for Fiscal 1996, with gross profit margins increasing to 45.7% from 41.4% for the same period in 1996. The increase in gross profit margin was primarily the result of increased productivity efficiencies in the manufacturing operation, which in turn resulted from a strong backlog and steady, customer order driven, manufacturing schedules. The Internet Services Division recorded gross profits of $123,000 for Fiscal 1997, however year to year comparisons are not meaningful, given the fact that the Division operated for only one quarter in Fiscal 1996 and allocated no expense to cost of goods sold during this one quarter period.

  Operating expenses (including selling, engineering, general and administrative, less amortization) decreased $24,000, or 0.2%, to $9.9 million for Fiscal 1997 as compared to $9.9 million for Fiscal 1996. General and administrative expenses associated with MTC and Corporate Overhead decreased a combined $810,000, or 20.2%, to $3.2 million for Fiscal 1997, as compared to $4.0 million in the same period in 1996. The decrease in these combined general and administrative expenses is the result of certain overhead cost cutting measures implemented to achieve back office efficiencies throughout the Company. For MTC, engineering expenses increased $324,000, or 19.1%, to $2.0 million for Fiscal 1997, as compared to $1.7 million for Fiscal 1996, as a result of the Division's continued effort to expand and improve the products offered to its customers. Included in the consolidated operating expenses are two separate, one-time charges associated with changes in the Company's product lines, in the amounts of $2.1 million for Fiscal 1997 and $2.2 million for Fiscal 1996. Operating expenses in the Internet Services Division increased $483,000 to $858,000 for Fiscal 1997, however year to year comparisons are not meaningful given the fact that the Division operated for only one quarter in Fiscal 1996.

  Amortization expense increased $294,000, or 29.6%, to $1.3 million for Fiscal 1997 from $993,000 for Fiscal 1996. This increase in amortization expense is primarily the result of the additional amortization expense associated with the acquisition of the Internet Services Division in June 1996.

  The Company had a net loss from continuing operations of $1.8 million for Fiscal 1997, as compared to a net loss from continuing operations of $2.7 million for Fiscal 1996.

  Consolidated interest expense decreased $75,000, or 6.2%, to $1.1 million for Fiscal 1997 as compared to $1.2 million for Fiscal 1996, primarily as a result of the conversion of $4.5 million of convertible subordinated notes since June 1996.

  The Company recognized a gain on the sale of securities of $5.7 million in Fiscal 1996. This gain was the result of the sale of all shares of IMNET Systems, Inc. ("IMNET") held by the Company.

  The Company made no provisions for income taxes for Fiscal 1997 and Fiscal 1996 as a result of the Company's net operating loss carry-forward.

  The Company recognized a gain from operations with respect to its discontinued Telecommunications Division of $739,000 for Fiscal 1997, as compared to a loss from operations of $1.8 million for the same period in 1996. The loss incurred in Fiscal 1996 includes a loss from operations of $2.5 million associated with the disposal of the Company's wholly-owned subsidiary, Communicate Direct, Inc.

  The Company recognized a loss from extraordinary item of $486,000 for Fiscal 1997, as compared to a loss from extraordinary item of $6.1 million for the same period in 1996. The losses are associated with the disposal of the Company's wholly-owned subsidiary, Communicate Direct, Inc.

  For Fiscal 1997, the Company had a net loss applicable to common shareholders of $2.6 million, as compared to a net loss of $6.1 million for Fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

  Consolidated net sales increased by $18.5 million to $19.6 million for Fiscal 1996 as compared to $1.1 million for Fiscal 1995. The increase in sales was primarily the result of the acquisition of MTC in September 1995.

  Consolidated gross profit increased $7.9 million to $8.2 million for Fiscal 1996 as compared to $305,000 for Fiscal 1995, with gross profit margin increasing to 41.9% from 28.0% for the comparable period in 1995. The increase in gross profit relates primarily to the inclusion of MTC's results for Fiscal 1996. During Fiscal 1996, in order to conform with industry practices, the Company classified certain expenses as cost of sales which under prior presentations would have been classified as general and administrative expenses. Consistent with this presentation, the Company has reclassified certain general and administrative expenses as cost of sales for Fiscal 1995.

  Operating expenses (including selling, engineering, general and administrative expenses, less amortization) increased $2.4 million to $9.9 million for Fiscal 1996, as compared to $7.5 million for Fiscal 1995. Selling, engineering, general and administrative expenses increased a combined $6.1 million to $7.8 million for Fiscal 1996, as compared to $1.7 million for Fiscal 1995, primarily from the inclusion of MTC's operations for the entire fiscal year ended September 30, 1996. Included in the operating expenses for Fiscal 1996 is a one-time charge of $2.2 million associated with changes in the Company's product lines. Included in the operating expenses for Fiscal 1995 is a write-off of acquired in process, unproven technology of $5.0 million and acquisition expenses of $846,000, both of which are associated with the acquisition of MTC in September 1995.

  Amortization expense increased $964,000 to $993,000 for Fiscal 1996 as compared to $29,000 for Fiscal 1995. This increase in amortization expense is primarily the result of the additional amortization expense associated with the acquisition of MTC in September 1995.

  The Company had a net loss from continuing operations of $2.7 million for Fiscal 1996, as compared to a net loss from continuing operations of $7.2 million for Fiscal 1995.

  Consolidated interest expense increased $764,000 to $1.2 million for Fiscal 1996 as compared to $456,000 for Fiscal 1995. Interest expense increased as a result of increased outstanding indebtedness during Fiscal 1996. The increase in outstanding indebtedness was principally a result of acquisition debt and borrowings to fund working capital.

  The Company recognized a gain on the sale of securities of $5.7 million in Fiscal 1996. This gain was the result of the sale of all shares of IMNET held by the Company.

  The Company recognized a loss from operations with respect to its discontinued Telecommunications Division of $1.8 million for Fiscal 1996. The Company recognized a loss from operations with respect to its discontinued Telecommunications Division of $898,000 for Fiscal 1995, in addition to a loss of $1.1 million associated with the discontinued operations and disposal of Utilization Management Associates, Inc.

  For Fiscal 1996, the Company had a net loss applicable to common shareholders of $6.1 million, as compared to a net loss of $9.7 million for Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  For fiscal 1997, cash flows used in operating activities of continuing operations were $1.4 million, as compared to $3.3 million for fiscal 1996. The Company used $1.1 million in investing activities of continuing operations during fiscal 1997, as compared to cash flows of $5.2 million provided by investing activities of continuing operations in fiscal 1996. During fiscal 1996, the Company realized net proceeds of $7.7 million on the sale of marketable securities. Cash flows provided by financing activities of continuing operations increased $4.5 million to $2.4 million for fiscal 1997, as compared to cash flows used in financing activities of continuing operations of $2.1 million for fiscal 1996. This increase in cash flows was primarily the result of the establishment of additional credit facilities associated with certain lease arrangements the Company entered into with its customers.

  For the six months ended March 31, 1998, cash flows used in operating activities of continuing operations were $2.5 million, as compared to $908,000 for the six months ended March 31, 1997. The Company used $243,000 in investing activities of continuing operations during the six months ended March 31, 1998, as compared to $924,000 for the same period in 1997. Cash flows provided by financing activities of continuing operations increased $962,000 million to $2.7 million for the six months ended March 31, 1998, as compared to $1.8 million for the six months ended March 31, 1997. This increase in cash flows was primarily the result of the realization of $4.6 million in net proceeds associated with the Company's private equity placement on December 31, 1997 and the repayment of long-term debt of $2.0 million, as compared to net borrowings of $1.9 million over the six months ended March 31, 1997.

  On December 31, 1997, the Company sold 5,000 shares of Series A Preferred Stock and warrants to purchase 150,000 shares of Common Stock for $5,000,000. On January 2, 1998, $4.6 million in net proceeds from this sale were applied to the Company's Revolving Credit Facility. On May 28, 1998, the Company sold 10,000 shares of Series B Preferred Stock and warrants to purchase 200,000 shares of Common Stock for $10,000,000. The Company has extended the maturity of its Revolving Credit Facility, which has a maximum borrowing capacity of $9.5 million, through July 15, 1999. During fiscal 1997, the Company obtained an additional credit facility from the same lender, whereby MTC can borrow up to $1.5 million against qualified lease arrangements it enters into with its customers.

  The Company believes that it will need to raise substantial additional capital to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with achieving its market penetration objectives. The Company's future cash requirements for its business plan expansion will depend on a number of factors including (i) the number of cable affiliate contracts, (ii) cable modem and associated costs of equipment, (iii) the rate at which subscribers purchase the Company's Internet service offering and (iv) the level of marketing required to acquire and retain subscribers and to attain a competitive position in the marketplace. In addition, the Company may wish to selectively pursue possible acquisitions of businesses, technologies, content or products complementary to those of the Company in the future in order to expand its Internet presence and achieve operating efficiencies. The Company may seek to obtain additional funding through the sale of public or private debt and/or equity securities or through a bank credit facility. There can be no assurance as to the availability or terms upon which such financing might be available.


YEAR 2000 ISSUE

  Many existing computer systems and related software applications, and other control devices, use only two digits to identify a year in a date field, without considering the impact of the upcoming change in the century. Such systems, applications and/or devices could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on such computer systems, applications and devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable and payroll modules), customer services, internal networks and telecommunications equipment, and end products. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, both domestically and internationally, for the accurate exchange of data and related information.

  The Company is currently in the process of evaluating the potential impact of the Year 2000 issue on its business and the related expenses that could likely be incurred in attempting to remedy such impact (including testing and implementation of remedial action). Management's current estimate is that the costs associated with the Year 2000 issue should not have a material adverse affect on the results of operations or financial position of the Company in any given year. However, despite the Company's efforts to address the Year 2000 impact on its internal systems, the Company is not sure that it has fully identified such impact or that it can resolve it without disruption of its business and without incurring significant expenses. In addition, even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected as a result of any disruption in the operation of the various third party enterprises with which the Company interacts such as cable affiliates, vendors and suppliers.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................  33
Consolidated Statements of Operations for years ended September 30, 1997,
 1996 and 1995............................................................  34
Consolidated Balance Sheets, September 30, 1997 and 1996..................  35
Consolidated Statements of Shareholders' Equity for years ended September
 30, 1997, 1996 and 1995..................................................  36
Consolidated Statements of Cash Flows for years ended September 30, 1997,
 1996 and 1995............................................................  37
Notes to Consolidated Financial Statements................................  38
Condensed Consolidated Statement of Operations for the Three Months and
 Six Months Ended March 31, 1998 and March 31, 1997 (unaudited)...........  55
Condensed Consolidated Balance Sheets, March 31, 1998 and September 30,
 1997 (unaudited).........................................................  56
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
 March 31, 1998 and March 31, 1997 (unaudited)............................  57
Notes to Condensed Consolidated Financial Statements......................  58

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SoftNet Systems, Inc.:

  We have audited the consolidated financial statements of SoftNet Systems, Inc. and Subsidiaries as listed in the preceding index to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SoftNet Systems, Inc. and Subsidiaries as of September 30, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1995.

  The accompanying consolidated financial statements have been restated for the effects of the discontinued operations of the telecommunications segment as discussed in Note 17.

                                          COOPERS & LYBRAND L.L.P.

                                          /s/ PricewaterhouseCoopers L.L.P.

Chicago, Illinois
December 24, 1997 except for Note 17
as to which the date is July 27, 1998

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1997     1996     1995
                                                     -------  -------  -------
Net sales........................................... $21,338  $19,584  $ 1,088
Cost of sales.......................................  11,935   11,375      783
                                                     -------  -------  -------
    Gross profit....................................   9,403    8,209      305
                                                     -------  -------  -------
Operating expenses:
  Selling...........................................   1,905    1,794      168
  Engineering.......................................   2,234    1,770       59
  General and administrative........................   3,628    4,200    1,446
  Amortization of goodwill and transaction costs....   1,287      993       29
  Costs associated with change in product line and
   other............................................   2,137    2,164       --
  Write off of acquired in process unproven
   technology.......................................      --       --    5,000
  Acquisition costs and other.......................      --       --      846
                                                     -------  -------  -------
    Total operating expenses........................  11,191   10,921    7,548
                                                     -------  -------  -------
Loss from continuing operations.....................  (1,788)  (2,712)  (7,243)
  Interest expense..................................  (1,145)  (1,220)    (456)
  Gain on sale of available-for-sale securities.....      --    5,689       --
  Other income......................................      49       19        5
                                                     -------  -------  -------
Income (loss) from continuing operations before
 income taxes and extraordinary item................  (2,884)   1,776   (7,694)
Provision for income taxes..........................      --       --       --
                                                     -------  -------  -------
Income (loss) before discontinued operations and
 extraordinary item.................................  (2,884)   1,776   (7,694)
Discontinued operations:
  Income (loss) from operations.....................     739   (1,812)  (1,318)
  Loss on disposal..................................      --       --     (644)
                                                     -------  -------  -------
Loss before extraordinary item......................  (2,145)     (36)  (9,656)
Extraordinary item:
Loss on sale of business............................    (486)  (6,061)      --
                                                     -------  -------  -------
Net loss............................................ $(2,631) $(6,097) $(9,656)
                                                     =======  =======  =======
Loss per share:
  Continuing operations............................. $ (0.44) $  0.30  $ (1.77)
  Discontinued operations...........................    0.11    (0.31)   (0.30)
  Loss on disposal..................................      --       --    (0.15)
  Extraordinary item................................   (0.07)   (1.04)      --
                                                     -------  -------  -------
  Net loss.......................................... $ (0.40) $ (1.05) $ (2.22)
                                                     =======  =======  =======
  Weighted average shares outstanding...............   6,627    5,819    4,353
                                                     -------  -------  -------

  The accompanying notes are an integral part of these consolidated financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              1997      1996
                                                            --------  --------
                          ASSETS
Current assets:
  Cash..................................................... $     37  $    426
  Accounts receivable, net.................................    5,135     3,837
  Inventories..............................................    1,326     2,793
  Prepaid expenses and other...............................      319       254
                                                            --------  --------
    Total current assets...................................    6,817     7,310
                                                            --------  --------
Property & equipment, net..................................    1,108     1,336
Costs in excess of fair value of net assets acquired, net..    5,141     6,255
Other assets...............................................    3,820     2,312
Net assets associated with discontinued operations.........    3,435     1,783
                                                            --------  --------
                                                            $ 20,321  $ 18,996
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................... $  4,969  $  4,039
  Current portion of long-term debt........................    1,384       603
  Current portion of capital leases........................       23        79
  Deferred revenue.........................................      143       159
                                                            --------  --------
    Total current liabilities..............................    6,519     4,880
                                                            --------  --------
Long-term debt, net of current portion.....................   11,727    10,247
                                                            --------  --------
Capital leases, net of current portion.....................       47        76
                                                            --------  --------
Shareholders' equity
  Preferred Stock, $.10 par value, 4 million shares
   authorized, none outstanding............................       --        --
  Common stock, $.01 par value, 25 million shares
   authorized, 6,870,559 and 6,540,065 shares outstanding,
   respectively............................................       69        65
  Capital in excess of par.................................   34,379    33,517
  Accumulated deficit......................................  (32,420)  (29,789)
                                                            --------  --------
    Total shareholders' equity.............................    2,028     3,793
                                                            --------  --------
                                                            $ 20,321  $ 18,996
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                (IN THOUSANDS)

                                           COMMON STOCK  CAPITAL IN
                                           ------------- EXCESS OF  ACCUMULATED
                                           SHARES AMOUNT PAR VALUE    DEFICIT
                                           ------ ------ ---------- -----------
Balance, October 1, 1994.................. 3,903   $39    $16,434    $(14,036)
  Sale of common stock, net of issuance
   costs..................................   200     2        708          --
  Value assigned to options and warrants
   issued with the extension of senior
   notes..................................    --    --         66          --
  Exercise of warrants....................   100     1        187          --
  Common stock issued in connection with
   acquisitions, net of issuance costs.... 1,143    11      7,533          --
  Conversion of convertible subordinated
   notes..................................   201     2      1,628          --
  Settlement of related party receivable..    --    --      1,028          --
  Net loss................................    --    --         --      (9,656)
                                           -----   ---    -------    --------
Balance, September 30, 1995............... 5,547    55     27,584     (23,692)
  Exercise of warrants....................    12    --         21          --
  Settlements of related party receivable.    --    --        815          --
  Conversion of convertible subordinated
   notes..................................   781     8      4,077          --
  Common stock issued in connection with
   acquisitions, net of acquisition costs.   200     2      1,020          --
  Net loss................................    --    --         --      (6,097)
                                           -----   ---    -------    --------
Balance, September 30, 1996............... 6,540    65     33,517     (29,789)
  Exercise of warrants....................   251     3        432          --
  Conversion of convertible subordinated
   notes..................................    70     1        386          --
  Common stock issued to pay acquisition
   costs..................................    10    --         44          --
  Net loss................................    --    --         --      (2,631)
                                           -----   ---    -------    --------
Balance, September 30, 1997............... 6,871   $69    $34,379    $(32,420)
                                           =====   ===    =======    ========

  In fiscal 1995, the Company recorded $7,738,000 of unrealized appreciation of available-for-sale securities in a Shareholders' Equity account. In fiscal 1996, this amount was eliminated upon the sale of the securities.

  The accompanying notes are an integral part of these consolidated financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                      1997     1996     1995
                                                     -------  -------  -------
Cash flows from operating activities:
 Net loss........................................... $(2,631) $(6,097) $(9,656)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
 (Income) loss from discontinued operations.........    (739)   1,812    1,318
 Write-off of acquired in-process unproven
  technology........................................      --       --    5,000
 Depreciation and amortization......................   1,798    1,374      194
 Write-off of prepaid software licenses.............   1,000       --       --
 Write-off of capitalized product design costs......   1,137       --       --
 Acquisition costs..................................      --       --      543
 Loss on the disposal of property and equipment.....      40       --       25
 Gain on sale of available-for-sale securities......      --   (5,689)      --
 Debt discount and deferred financing amortization..      19       95       87
 Provision for bad debts............................     174      101       --
 Loss on sale of business...........................      --    6,061       --
 Changes in operating assets and liabilities, net
  of effect of purchase transactions and disposal
  of discontinued operations:
  Accounts receivable...............................  (1,471)    (521)    (125)
  Non-current lease receivable......................  (3,054)      --       --
  Inventories.......................................   1,466   (1,076)    (464)
  Prepaid expenses..................................     (65)     (25)     (27)
  Accounts payable and accrued expenses.............     930      775      395
  Deferred revenue..................................      17      (81)      (8)
                                                     -------  -------  -------
   Net cash used in operating activities of
    continuing operations...........................  (1,379)  (3,271)  (2,718)
                                                     -------  -------  -------
   Net cash used in operating activities of
    discontinued operations.........................  (1,089)  (1,132)  (1,951)
                                                     -------  -------  -------
Cash flows from investing activities:
 Net cash paid in connection with acquisitions......      --     (195)  (2,450)
 Purchase of prepaid software licenses..............      --   (1,000)      --
 Purchase of property and equipment.................    (510)    (732)    (415)
 Additions to capitalized product design............    (654)    (462)      --
 Settlement of remaining obligations to owners of
  discontinued operations...........................      --     (117)      --
 Proceeds from sale of investment securities........      --    7,678    1,027
 Proceeds from sale of property and equipment.......      15       --       31
 Other..............................................      15       --     (115)
                                                     -------  -------  -------
   Net cash provided by (used in) investing
    activities of continuing operations.............  (1,134)   5,172   (1,922)
                                                     -------  -------  -------
   Net cash used in investing activities of
    discontinued operations.........................     (46)  (2,073)  (1,134)
                                                     -------  -------  -------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt, net of
  deferred financing costs..........................   3,665       --    3,135
 Repayment of long-term debt........................    (753)     (48)    (475)
 Net borrowings (payments) under revolving credit
  note..............................................    (831)  (2,540)   1,659
 Proceeds from settlement of related party
  receivable........................................      --      815       --
 Repayment of prior revolving credit facility.......      --       --     (383)
 Proceeds from sale of available-for-sale
  securities........................................      --       --      720
 Payment of put obligation..........................      --     (200)      --
 Proceeds from exercise of warrants.................     435       22      169
 Capitalized lease obligations paid.................     (85)    (100)    (118)
                                                     -------  -------  -------
   Net cash provided by (used in) financing
    activities of continuing operations.............   2,431   (2,051)   4,707
                                                     -------  -------  -------
   Net cash provided by financing activities of
    discontinued operations.........................     828    3,208    3,144
                                                     -------  -------  -------
Net increase (decrease) in cash.....................    (389)    (147)     126
Cash, beginning of period...........................     426      573      447
                                                     -------  -------  -------
Cash, end of period................................. $    37  $   426  $   573
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

1. NATURE OF BUSINESS AND BASIS FOR PRESENTATION

  SoftNet Systems, Inc. and Subsidiaries (the "Company") is engaged in the business of developing, marketing, installing and servicing electronic information and document management systems that allow customers to electronically request and electronically receive information. The Company operates through three segments: document management, telecommunications, and Internet services. The document management segment designs, develops, manufactures and integrates comprehensive, non-paper based systems and components that enable the Company to deliver to its customers cost-effective solutions for the storage, indexing and/or distribution of high-volume computer generated or entered information. The telecommunications segment sells and services telephone and computer hardware manufactured by others to provide communications solutions through the design, implementation, maintenance and integration of voice, data and video communications equipment and services. Additionally, the telecommunications segment sells and installs local and long distance network services. The Internet services segment provides Internet access, World Wide Web and database development.

  On September 15, 1995, a wholly-owned subsidiary of the Company merged with Kansas Communications, Inc. ("KCI"), which was the surviving corporation in the merger, pursuant to an Agreement and Plan of Reorganization dated March 24, 1995, by and between the Company and KCI (see Note 3). The transaction was accounted for as a pooling of interests for financial reporting purposes and, accordingly, the financial statements of the merged companies relating to all periods presented had previously been restated and presented on a combined basis. However, in July 1998, the Company's Board of Directors adopted a plan to discontinue operations of the telecommunications segment (see Note 17), which includes the operations of KCI. Accordingly, the operating results of the telecommunications segment have been segregated from continuing operations and reported as a separate line item on the statement of operations. The assets and liabilities of such operations have been reflected as a net asset.

  During 1995, the Company adopted a formal plan to dispose of Utilization Management Association, Inc., a medical cost containment business. Accordingly, the results of discontinued operations and the estimated loss on disposal thereof have been reported separately from the continuing operations of the Company for fiscal 1995 (see Note 5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of SoftNet Systems, Inc. ("SoftNet") and its subsidiaries ("Company"). All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Credit risk is minimized as a result of the large number and diverse nature of the Company's customers. As of September 30, 1997, the Company had no significant concentrations of credit risk.

 Significant Customer

  For the fiscal years ended September 30, 1997 and 1996, one customer (different customer each year) accounted for 20% and 27%, respectively, of the Company's consolidated revenue. No single customer of the Company accounted for more than 20% of the Company's consolidated revenue in fiscal 1995.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

 Cash and Cash Equivalents

  The Company considers cash equivalents to include all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The components of inventories as of September 30, 1997 and 1996 are as follows (in thousands):

                                                                    1997   1996
                                                                   ------ ------
      Raw materials............................................... $  126 $  472
      Work-in-process.............................................    217    424
      Finished goods..............................................    983  1,897
                                                                   ------ ------
                                                                   $1,326 $2,793
                                                                   ====== ======

 Receivables

  The Company has recorded an allowance for uncollectible accounts of $320,000 and $164,000 at September 30, 1997 and 1996, respectively.

 Property and Equipment

  Property and equipment are carried at cost less allowances for accumulated depreciation. The cost of property and equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Repairs and maintenance are charged to expense as incurred.

  Depreciation is computed by the straight-line method over the useful lives of the related assets. The estimated useful lives range from three to five years for equipment to seven years for property, principally office furniture. Amortization of capital leases is included with depreciation expense.

 Capitalized Software Costs

  Certain costs of acquired software to be sold, leased, or otherwise marketed are capitalized and amortized over the economic useful life of the related software product, which is generally five years. Net unamortized capitalized software costs, which resulted from the acquisition of MTC, are included in other non-current assets and were $592,000, $792,000 and $991,000 at September 30, 1997, 1996 and 1995, respectively.

 Investments in Equity Securities

  In 1995, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 resulted in an increase to shareholders' equity in the fourth quarter of 1995 of $7.7 million upon the completion by IMNET Systems, Inc. of its initial public offering of common stock. Prior to this offering, there had been no public market for this common stock. At September 30, 1995, the Company's investment in marketable equity securities was classified as available-for-sale and, as a result, was stated at fair value. During fiscal 1996 the Company sold its entire holdings of IMNET Systems, Inc. and realized a gain of $5.7 million.

 Fair Value of Financial Instruments

  The fair value of the Company's debt, current and long-term, is estimated to approximate the carrying value of these liabilities based upon borrowing rates currently available to the Company for borrowings with similar terms.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

 Costs in Excess of Fair Value of Net Assets Acquired

  The excess of costs of acquired companies over the fair value of net assets acquired (goodwill) are amortized on a straight-line basis over 10 to 20 years. Amortization expense for fiscal 1997, 1996 and 1995 was $1.1 million, $813,000 and $29,000, respectively. During fiscal 1996 the Company wrote off $3.6 million of net goodwill resulting from the sale of the non-application oriented interconnect business in Chicago, IL (see Note 5). Accumulated amortization at September 30, 1997, 1996 and 1995 was $1.9 million, $870,000 and $29,000, respectively.

  The Company assesses the recoverability of unamortized goodwill by reviewing the sufficiency of estimated future operating income and undiscounted cash flows of the related entities to cover the amortization during the remaining amortization period.

 Revenue Recognition

  Revenue from the document management segment is generated from four primary sources, including product sales, installations, royalty and on-going maintenance. Product sales and installation revenue are recognized upon shipment, installation, or final customer acceptance, depending on specific contract terms. Royalty revenue is recognized monthly based upon estimated maintenance fees and is subject to verification against actual fees on a semi-annual basis. Revenue from on-going maintenance is recognized as services are completed.

  Revenue from the Internet services segment is generated from initial and recurring monthly Internet access and Web and database development. Set-up fees for Internet access customers is recognized upon completion of the service. Monthly access fees are recognized in the month of service. World Wide Web and database development is recognized upon completion of the service.

 Leases to Customers

  The Company's equipment lease transactions with its customers primarily involve the leasing of Computer Output Microfiche ("COM") equipment. Lease terms are typically for periods of 3 to 5 years. The Company typically leases its COM equipment on a "price per fiche" basis, in which monthly rents are driven by actual monthly microfiche production by the lessee. Leases contain minimum monthly rents by establishing provisions for minimum production volumes per month.

  At September 30, 1997, the Company has entered into various sales-type leases with its customers. These leases provide for minimum future rents of $4.4 million and equipment residual values of $542,000. Unearned interest relating to these leases total $673,000. The present value of these leases ($4.3 million) is recorded in trade receivables and other assets in the accompanying consolidated balance sheet. Future minimum lease payments are as follows (in thousands):

             1998.............................. $1,491
             1999..............................  1,362
             2000..............................    892
             2001..............................    471
             2002..............................    168
                                                ------
                 Total......................... $4,384
                                                ======

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

 Research and Development

  Research and development is primarily incurred by the document management segment. During fiscal 1997 and 1996, the Company expended $1.8 million and $1.1 million, respectively, for research and development.

 Income Taxes

  The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company's financial statements or tax returns. The Company currently has substantial net operating loss carryforwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

 Loss Per Share

  Loss per share is based on the weighted average number of common shares outstanding during the periods. Common stock equivalents (outstanding options warrants and convertible securities) are not included in the computations of loss per share since their effect is anti-dilutive.

 Recently Issued Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128. Earnings per Share (FAS
128), which specifies the computation, presentation and disclosure requirements for earnings per share in order to simplify the computation of earnings per share. FAS 128 is effective for financial statements ending after December 15, 1997 and earlier application is not permitted. After the effective date, all prior period earnings per share data shall be restated to conform with the provisions of FAS 128. The adoption of FAS 128 is not expected to have a material impact on the Company's earnings per share data.

  In June 1997, the FASB issued FAS 130, Reporting Comprehensive Income. This statement, effective for fiscal years beginning after December 15, 1997, would require the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 6, Elements of Financial Statements, as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has not yet determined its comprehensive income.

  Also in June 1997, the FASB issued FAS 131, Disclosures about Segments of an Enterprise and Related Information. This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The adoption of FAS 131 is not expected to have a material impact on the Company's financial statements.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

 Reclassifications

  Certain reclassifications have been made in the 1995 financial statements to conform with the 1997 and 1996 presentations.

3. MERGER

  On September 15, 1995, a wholly-owned subsidiary of the Company merged Kansas Communications, Inc. ("KCI") pursuant to an Agreement and Plan of Reorganization dated March 24, 1995, by and between the Company and KCI. The KCI shareholders received 1.3 million shares of the Company's common stock in exchange for all of the outstanding shares of KCI. The business combination was accounted for as a pooling of interests and, accordingly, the operations of KCI had been included with the results of the Company for all periods presented. However, in July 1998, the Company's Board of Directors adopted a plan to discontinue operations of the telecommunications segment (see Note
17), which includes the operations of KCI. Accordingly, the operating results of the telecommunications segment have been segregated from continuing operations and reported as a separate line item on the statement of operations. The assets and liabilities of such operations have been reflected as a net asset.

  KCI is a Kansas City-based company which sells and services telephone systems, third-party computer hardware and application oriented peripheral products such as voice mail, automated attendant systems, interactive voice response (IVR) and video conferencing systems.

  The following are the net revenues from continuing operations and net income
(loss) of the separate companies for the period preceding the acquisition (in thousands):

                                                   SOFTNET
                                                SYSTEMS, INC.  KCI   COMBINED
                                                ------------- ------ --------
      Nine months ended June 30, 1995
       (Unaudited):
        Net sales..............................    $8,285     $7,564 $15,849
        Net income (loss)......................    (1,777)       272  (1,505)

  In connection with the merger, the Company recorded transaction related charges of $648,000 in fiscal 1995. The merger costs relate to expenses incurred to consummate the transaction, including investment banking, legal and accounting fees.

4. ACQUISITIONS

 Milwaukee Operation of Executone Management Systems, Inc.

  On December 29, 1995, the Company acquired the Milwaukee operations of Executone Information Systems, Inc. ("Executone-Milwaukee"), in a business combination accounted for as a purchase. Executone-Milwaukee sells and services proprietary voice processing systems. The purchase price of approximately $1.9 million consisted of $100,000 of cash and a note payable for $1.8 million. The note was paid in February, 1996. The operations of Executone-Milwaukee have been included in the results of the Company since December 29, 1995. However, in July 1998, the Company's Board of Directors adopted a plan to discontinue operations of the telecommunications segment (see Note 17), which includes these operations. Accordingly, the operating results of the telecommunications segment have been segregated from continuing operations and reported as a separate line item on the statement of operations. The assets and liabilities of such operations have been reflected as a net asset.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

  As a result of the acquisition, the Company recorded costs in excess of fair value of net assets acquired of $1.8 million, an amount which is being amortized on a straight-line basis over twenty years.

 MediaCity World, Inc.

  On June 21, 1996, the Company acquired MediaCity World, Inc. ("MCW"), in a business combination accounted for as a purchase. MCW is an Internet Service Provider with operations in the San Francisco Bay Area and Reno, Nevada. The purchase price consisted of 200,000 shares of the Company's common stock valued at $5.11 per share. The operations of MCW have been included in the results of the Company since June 21, 1996. As a result of the acquisition of MCW, the Company recorded costs in excess of fair value of net assets acquired of $1.2 million, being amortized on a straight line basis over three years.

 Communicate Direct, Inc.

  On October 31, 1994, the Company acquired Communicate Direct, Inc. ("CDI") in a business combination accounted for as a purchase. CDI, a Chicago-based company, sold and serviced telephone systems, third-party computer hardware and application oriented peripheral products such as voice mail, automated attendant systems, interactive voice response ("IVR") and video conferencing systems. The operations of CDI have been included with the results of the Company from November 1, 1994 until they were subsequently sold. During fiscal 1996, the Company sold a significant portion of the CDI business and, during fiscal 1997, all of the remaining operation was sold.

  The Company acquired all of the outstanding stock of CDI for $1.9 million, such consideration consisting of 290,858 shares of the Company's Series A Convertible Preferred Stock ("Preferred Shares") valued at $6.00 per share and cash. In April 1995, the Preferred Shares were converted into common shares on a one-to-one basis following the approval of the Company's shareholders. The acquisition price has been adjusted for settlement of an earn-out agreement and resolution of certain post-closing purchase adjustments. The cost in excess of fair value of net assets acquired incurred in connection with the acquisition of CDI of $4.2 million was originally to be amortized on a straight-line basis over ten years. As a result of the 1996 sale, the Company wrote off the unamortized balance of the goodwill which arose from the original acquisition (See Note 5).

 Micrographic Technology Corporation

  On September 15, 1995, the Company acquired Micrographic Technology Corporation ("MTC") pursuant to an Agreement and Plan of Reorganization dated March 24, 1995 in a business combination accounted for as a purchase transaction. MTC is a designer, developer, manufacturer and integrator of comprehensive, non-paper based systems and components that enable MTC to deliver to its customers cost-effective solutions for storage, indexing and/or distribution of high-volume output data streams. The MTC shareholders' received 778,000 shares of the Company's common stock valued at $6.95 per share, $1.1 million in cash and $2.8 million principal amount of the Company's debentures. The operations of MTC have been included with the results of the Company since September 16, 1995.

  The cost in excess of fair value of net assets acquired incurred in connection with the acquisition of MTC of $6.1 million is being amortized on a straight-line basis over ten years. Additionally, in connection with the acquisition of MTC, the Company incurred a one-time charge in fiscal 1995 of $5.0 million for the write-off of acquired in-process unproven technology.

  The following unaudited pro forma summary presents information as if the acquisitions accounted for as purchases had occurred at the beginning of each fiscal year. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise (in thousands, except per share data):

                                                                YEARS ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
                                                                (UNAUDITED)
      Net sales from continuing operations................... $42,270  $40,020
      Net loss from continuing operations....................    (328)  (9,175)
      Net loss per share..................................... $ (0.05) $ (2.02)

5. DIVESTITURES

 Utilization Management Associates, Inc.

  During September 1995, the Company's Board of Directors approved a plan to rescind its November 1993 acquisition of Utilization Management Associates, Inc. ("UMA"). The plan provided for the exchange of the Company's interest in UMA for all common shares of the Company held by the former shareholders of UMA, including related put options, and the cancellation of SoftNet stock options held by the former shareholders of UMA.

  Effective November 20, 1995, the plan was executed such that the Company paid the former shareholders of UMA $200,000 in satisfaction of it's common stock put obligation and received in exchange 29,630 shares of SoftNet common stock. In addition, the Company paid approximately $300,000 in cash and notes for the termination of non-compete, employment, and earn-out agreements and an irrevocable and unconditional release of the Company from any outstanding obligations and liabilities to UMA or the shareholders of UMA.

  In connection with the disposition, in fiscal 1995, the Company recorded a loss on disposal of discontinued operations of $644,000, along with a loss from discontinued operations of $420,000. Such amounts have not been adjusted for any income tax effect given the Company's net operating loss carryforward. For the year ended September 30, 1995, UMA contributed revenue of approximately $860,000 to the consolidated revenues of the Company.

 Communicate Direct, Inc.

  In June 1996, CDI sold its non-application oriented interconnect business located in the Chicago, IL metropolitan area to Next Call, Inc. ("Next Call") for a $600,000 ten year note receivable. In connection with the sale, CDI agreed to lend Next Call up to $1.0 million to fund operating losses, as defined, for the first twelve months of operations. The loan agreement required CDI to advance cash to Next Call on a monthly basis to cover operating cash short fall. Next Call was required to repay such advances when it became profitable on a cumulative basis. After the first twelve months, any amount still outstanding from Next Call was to be forgiven. As of September 30, 1996, the Company had made $189,000 in advances pursuant to this agreement. Subsequent to September 30, 1996, Next Call ceased operations.

  As a result of the sale to Next Call and the uncertainty resulting from Next Call's subsequent shut down, the Company incurred an extraordinary charge of $6.0 million for the loss on the sale of this business, including the write-off of unamortized goodwill which resulted from the initial purchase of CDI in October 1994, deferred acquisition costs associated with the purchase of CDI, severance payments, inventory, leasehold improvements, the notes receivable from Next Call and all amounts loaned to the buyer. The loss resulting from the disposition of certain assets and the assumption of certain liabilities of CDI, within a two year period following a pooling of interests has been classified as an extraordinary item as required by generally accepted accounting principles.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

The disposition of CDI was not contemplated at the time of the pooling with KCI. During fiscal 1997, CDI sold its operations that support its Fujitsu maintenance base in the Chicago metropolitan area to a new company formed by John I. Jellinek, the Company's former president, chief executive officer and director and Philip Kenny, a former SoftNet director. The buyer acquired certain assets in exchange for a $209,000 promissory note and the assumption of current liabilities of approximately $750,000. In addition, at the closing the buyer paid off $438,000 of existing Company bank debt and entered into a sub-lease of CDI's facility in Buffalo Grove, Illinois. At the closing, the buyer merged with Telcom Midwest, LLC., and the two former directors and the other two shareholders of the merged company personally guaranteed obligations arising out of the promissory note, the sub-lease arrangement and the assumption of certain liabilities. The personal guarantees of the promissory note are several. The personal guarantees of the sub-lease are limited to $400,000 and are on a joint and several basis. The personal guarantees of assumed liabilities are on a joint and several basis but are limited to the two former directors. Concurrent with this transaction, Messrs. Jellinek and Kenny resigned from the Company's board.

6. CHANGE IN PRODUCTS

  During fiscal 1996, the Company acquired from IMNET an exclusive worldwide manufacturing right to certain microfilm retrieval technology, partially in exchange for the prepayment of fees for 250 software licenses. Accordingly, the Company recorded a prepaid license fee of $1.0 million in other non-current assets in the accompanying consolidated balance sheets. As of September 30, 1997, the transfer to the Company of the technical and manufacturing know-how for this technology has continued to be delayed. Despite the ongoing negotiation and cooperation between the parties, the Company determined there was a potential material risk in completing the transfer and getting the product to market. As a result, the Company wrote-off the prepaid license fee of $1.0 million in the fourth quarter of fiscal 1997 (see Note 14).

  Also, in the fourth quarter of 1997, the Company reevaluated the development and timely offering of its RAPID (Rapid Archiving Peripheral for Images and Documents) product. Market driven product enhancements, and the resulting technological setbacks, delayed the estimated product offering date at least one year to the second quarter of fiscal 1998. As a result, the Company has written-off $1.1 million of capitalized product design costs associated with this product.

  In June, 1996, the Company signed an agreement to distribute Lucent Technologies, Inc. products in the Chicago, Illinois metropolitan area. In connection with this distribution agreement and the repositioning of its Chicago operations, the Company incurred one-time charges of $1.3 million for severance payments, asset write-downs and other.

  Included in the fourth quarter 1996 results is a charge of $1.5 million for the write-down of certain software inventory resulting from the Company's decision to discontinue the distribution of certain imaging products in favor of others (see Note 14).

7. SIGNIFICANT FOURTH QUARTER EVENTS

  Operating results in the fourth quarter of fiscal 1997 include the effects of the following:

  A. A charge of $1.0 million related to the write-off of prepaid license fees (see Notes 6 and 14).

  B. A charge of $1.1 million related to the write-off of capitalized product design costs (see Notes 6 and 14).

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

8. PROPERTY AND EQUIPMENT

  Balances of major classes of fixed assets and allowances for depreciation at September 30, 1997 and 1996 are as follows: (in thousands)

                                                                  1997    1996
                                                                 ------  ------
      Leasehold improvements.................................... $  155  $  118
      Furniture and fixtures....................................    276     605
      Equipment.................................................  1,566   1,214
                                                                 ------  ------
          Total.................................................  1,997   1,937
      Less allowance for depreciation and amortization..........   (889)   (601)
                                                                 ------  ------
      Property and equipment, net............................... $1,108  $1,336
                                                                 ======  ======

9. DEBT

                                                               1997     1996
                                                              -------  -------
Debt is summarized as follows: (in thousands)
  Revolving Credit Note with maximum borrowings of $9.5
   million bearing interest, payable monthly, at the bank's
   prime rate plus 1% (the bank's prime rate 8.5% at
   September 30, 1997). The note matures on January 15, 1999. $ 5,900  $ 6,099
  Equipment Financing Agreement with a maximum borrowing
   limit of $3.15 million, bearing interest at the bank's
   prime rate plus 1% (the bank's prime rate being 8.5% at
   September 30, 1997), principal and interest due in 60
   monthly payments with the final payment due May 2002......   2,398       --
  Draw Note with maximum borrowings for $1.5 million bearing interest, payable monthly, at the bank's prime rate plus
   1% (the bank's prime rate being 8.5% at September 30,
   1997).....................................................     675       --
  9% Convertible Debentures due September 2000, interest
   payable quarterly, convertible into the Company's common
   shares at $6.75 per share.................................   2,619    2,856
  9% Convertible Subordinated Notes due December 1998,
   interest payable quarterly, subordinated to all other
   liabilities of the Company, convertible into the Company's
   common shares at $5.00 per share..........................      25       75
  6% Convertible Subordinated Debentures, due February 2002
   with semi-annual interest payments, convertible into the
   Company's common stock at $8.10 per share (subject to
   adjustment for anti-dilution).............................     780      780
  10% Convertible Subordinated Notes due October 1999,
   bearing interest, payable quarterly, at 10% for the first
   two years only and no interest thereafter, subordinated to all other liabilities of the Company, convertible into the
   Company's common shares at $4.10 per share................     200      300
  Promissory note due June 1998, interest payable at maturity
   accruing at 5% (terms revised in 1997.....................     161      409
  Promissory notes due November 1997, interest payable in
   arrears on each principal due date accruing at 8.75%......      75      200
  Promissory note bearing interest at 12.25%, principal and
   interest due in 24 monthly payments with final payment due
   October 1999..............................................     278       --
  Bank loan dated August 25, 1995, bearing interest at prime plus 1%, principal and interest due in 36 monthly
   instalments with final payment due August 1998............      --       74
  Other......................................................      --       57
                                                              -------  -------
                                                               13,111   10,850
  Less current portion debt..................................  (1,384)    (603)
                                                              -------  -------
    Total long-term debt..................................... $11,727  $10,247
                                                              =======  =======

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

  The availability under the revolving credit note is subject to revisions on a monthly basis based upon available assets (as defined). The revolving credit note and the bank term loan (issued from the same bank) are collateralized by substantially all of the assets of the Company.

  The equipment financing agreement and the draw note were obtained from the same bank as the revolving credit note and the assets collateralizing each financing facility are excluded from the collateral associated with the revolving credit note. The equipment financing agreement covers a specific lease agreement and the draw note covers certain bank approved leases. The leases are initiated by the Company acting as lessor through the ordinary course of business.

  In connection with the issuance of the 10% Convertible Subordinated Notes, the Company issued warrants to purchase 298,000 shares of the Company's common stock exercisable for five years expiring in 1999 at an exercise price of $6.875 per share.

  During fiscal 1997 and 1996, holders of the 6%, 9% and 10% convertible subordinated notes converted $386,000 and $4.1 million face amount of notes into 69,000 and 781,000 shares, respectively, of the Company's common stock. An additional $200,000 of notes were converted into 49,000 shares of the Company's common stock after year end.

  In connection with the acquisition of MTC, the Company issued $2.9 million of its 9% Convertible Subordinated Debentures (the "MTC 9% Debentures") due September 2000. The MTC 9% Debentures are subordinated to senior indebtedness of the Company and are convertible after September 15, 1996, into the Company's common shares at $6.75 per share. The MTC 9% Debentures may be prepaid by the Company in whole or in part at face value. During fiscal 1997, of the total $386,000 of notes converted, $236,000 of these 9% debentures were converted into 35,000 shares of the Company's common stock.

  Also in connection with the acquisition of MTC, the Company assumed $1.8 million of 6% Convertible Subordinated Secured Debentures (the "Debentures") due February 2002. The Debentures are convertible into the Company's common stock at $8.10 per share. The Debentures are subject to redemption at the option of the Company at face value, provided, however, that the Company issues common share purchase warrants to purchase the same number of shares as would have been issuable if the Debentures were converted. During fiscal 1996, certain holders of the debentures converted $1.0 million face amount Debentures into 126,000 shares of the Company's common stock.

  During fiscal 1997, the Company sold certain assets of its telecommunications segment for cash, a note receivable and the assumption of certain liabilities. In addition, the buyer repaid certain bank loans of the Company in the principal amount of $438,000 plus accrued interest (see Note
5).

  Aggregate maturities of long-term debt for each of the next five fiscal years are as follows (in thousands):

           1998....................................... $1,384
           1999.......................................  6,985
           2000.......................................  3,521
           2001.......................................    315
           2002.......................................    906

10. SALE OF COMMON STOCK

  On October 26, 1994, the Company sold 200,000 shares of its common stock in a Regulation S offering at $4.00 per share. In connection with the sale of common stock, the Company incurred fees of $90,000 and issued warrants to purchase 250,000 shares of its common stock exercisable for five years at an exercise price of $6.875 per share (fair market value at the date of grant).

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

11. CAPITALIZED LEASE OBLIGATIONS AND OTHER LEASE COMMITMENTS

  The Company leases computer equipment and certain other office equipment under leases which are capital in nature. The Company has net assets of $314,000 and $520,000 under these capital leases as of September 30, 1997 and 1996, respectively.

  The Company has entered into operating leases for office space and manufacturing facilities. These leases provide for minimum rents. These leases generally include options to renew for additional periods. The Company's rent expense for the years ended September 30, 1997, 1996 and 1995 was $828,000, $755,000 and $282,000, respectively.

  The aggregate amount of the lease payments under capital and operating leases for the Company's continuing operations for each of the five fiscal years ending September 30 is as follows (in thousands):

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
      1998....................................................  $ 29    $  644
      1999....................................................    22       264
      2000....................................................    23       248
      2001....................................................     9       230
      2002....................................................    --        75
                                                                ----    ------
      Total minimum lease payments............................  $ 83    $1,461
                                                                ====    ======
        Amount representing interest..........................   (13)
                                                                ----
      Present value of net minimum payments...................    70
        Less current portion..................................   (23)
                                                                ----
      Capital lease obligation................................  $ 47
                                                                ====

12. INCOME TAXES

  The Company's provision for income taxes in fiscal 1995 relates exclusively to the operations of KCI, for tax liabilities incurred by KCI prior to the merger with the Company. These amounts are included in "Loss from operations" for discontinued operations in the accompanying statement of operations due to the Company's decision to discontinue the telecommunications segment (see Note
17).

  The components of the provision for income taxes are as follows for the fiscal years ending September 30 (in thousands):

                                                                 1997 1996 1995
                                                                 ---- ---- ----
      Current
        Federal................................................  $--  $--  $113
        State..................................................   --   --    23
                                                                 ---  ---  ----
          Total current........................................   --   --   136
      Deferred
        Federal................................................   --   --   (10)
        State..................................................   --   --    (2)
                                                                 ---  ---  ----
          Total deferred.......................................   --   --   (12)
                                                                 $--  $--  $124
                                                                 ===  ===  ====

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

  The types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to deferred taxes at September 30 and the approximate tax effects are as follows (in thousands):

                                            1997                  1996
                                    --------------------- ---------------------
                                    TEMPORARY             TEMPORARY
                                    DIFFERENCE TAX EFFECT DIFFERENCE TAX EFFECT
                                    ---------- ---------- ---------- ----------
Inventory and other operating
 reserves..........................   $  499    $   170     $1,240    $   422
Allowance for doubtful accounts....      104         35        541        184
Reserve for note receivable........       --         --        624        212
Unpaid accruals....................      477        162        794        270
Reserve for lease termination......       --         --         75         26
Deferred revenue...................    1,479        503      1,369        465
Other..............................      (17)        (6)        (9)        (3)
Net operating loss carryforwards...    6,747      2,294      7,854      2,670
                                      ------    -------     ------    -------
Total deferred tax asset...........               3,158                 4,246
Valuation allowance................              (3,158)               (4,246)
                                                -------               -------
Net deferred tax asset.............             $    --               $    --
                                                =======               =======

  A valuation allowance was recorded as a reduction to the deferred tax assets due to the uncertainty of the ultimate realization of future benefits from such deferred taxes.

  Net operating loss carryforwards of approximately $6.7 million are available as of September 30, 1997 to be applied against future taxable income. In addition, net operating loss carryforwards of approximately $750,000 acquired in connection with the acquisition of MTC are available to reduce recorded goodwill when utilized. The net operating loss carryforwards expire between 1999 and 2010 and are subject to certain annual limitations as a result of the changes in equity ownership.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

13. STOCK OPTIONS AND WARRANTS

  During fiscal 1995 the Company adopted the 1995 Long Term Incentive Plan (the "1995 LTIP") whereby the Company, under the direction of the committee appointed by the Board of Directors, can grant a variety of stock-based compensation awards. The Company has reserved 1.5 million shares (including an increase of 900,000 shares approved by the shareholders during fiscal 1997) for issuance under the plan. Outstanding options and warrants to purchase shares of common stock at September 30, 1997, 1996 and 1995 were as follows (in thousands, except price per option data):

                                                        SHARES  PRICE PER OPTION
                                                        ------  ----------------
      Outstanding at October 1, 1994...................   730      1.75-6.125
        Granted........................................   924       1.75-8.50
        Canceled.......................................    (4)         4.0429
        Expired........................................    --              --
        Exercised......................................  (100)           1.75
                                                        -----
      Outstanding at September 30, 1995................ 1,550       1.75-8.50
        Granted........................................   574     8.125-10.00
        Canceled.......................................  (542)      6.50-8.25
        Expired........................................    --              --
        Exercised......................................   (13)           1.75
                                                        -----
      Outstanding at September 30, 1996................ 1,569      1.75-10.00
        Granted........................................   400     4.938-5.313
        Canceled.......................................  (283)     4.938-5.00
        Expired........................................    --              --
        Exercised......................................  (251)           1.75
      Outstanding at September 30, 1997................ 1,435      1.75-10.00
                                                        -----

  Shares available under the Plan were 1,058,000, 303,000 and 600,000 at September 30, 1997, 1996 and 1995, respectively. As of September 30, 1997, 1996 and 1995, there were 1.0 million, 1.2 million and 1.3 million exercisable options and warrants, respectively.

  During fiscal 1997, the Board of Directors elected to reduce the exercise price on 297,000 options from $8.25 to $4.94 per share, the market price on the day the board took such action. In addition, during fiscal 1996, the Board of Directors elected to reduce the exercise price on 117,000 options from $12.75 to $8.25 per share, the market price on the day the board took such action.

  During fiscal 1997, the Company was required to adopt Statement of Financial Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), which encourages entities to adopt a fair value based method of accounting for stock based compensation plans in place of the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer.

  As allowed by FAS 123, the Company will continue to apply the provisions of APB 25 in accounting for its stock based employee compensation arrangements, and will disclose the pro forma net loss and loss per share information in its footnotes as if the fair value method suggested in FAS 123 had been applied.

  Had compensation cost for the Company's LTIP been determined based on the fair value at grant date for awards in fiscal 1997 and 1996 consistent with the provisions of FAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

  (Dollar amounts in thousands, except per share data)

                                                               1997     1996
                                                              -------  -------
      Net loss, as reported.................................. $(2,631) $(6,097)
      Net loss, pro forma....................................  (3,207)  (6,348)
      Loss per common share, as reported..................... $  (.40) $ (1.05)
      Loss per common share, pro forma.......................    (.48)   (1.09)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997: dividend yield of 0.0%; expected volatility of 58%; risk free interest rate spread of 5.8%-6.4%; and expected life of 4 years. Options outstanding at September 30, 1997 had exercise prices ranging from $4.94 to $5.31. The weighted average exercise price of these outstanding options outstanding is $4.98 and the weighted average remaining contractual life of those options is 8.8 years.

14. RELATED PARTY TRANSACTIONS

  As of September 30, 1994, the Company was owed $4.2 million plus accrued interest by Ozite Corporation (Ozite). A Director of the Company and the former Chairman of the Board held substantial interests in Ozite. Due to uncertainties about collecting these funds, the receivable from Ozite was written off and charged against earnings in 1991, and, accordingly no amount related to this receivable is recorded on the Company's consolidated financial statements.

  On July 26, 1995, Ozite shareholders approved a merger of Ozite with Pure Tech with Pure Tech being the surviving corporation. As a condition of the merger, Ozite was required to secure a general release from the Company and to surrender certain securities in satisfaction of the amount owed to the Company. As a result, the Company received 311,000 shares of Pure Tech common stock, 267,000 shares of Artra Group Incorporated (ARTRA) Common Stock and 932 shares of Artra Preferred Stock. Subsequently, the Company sold all 311,025 shares of Pure Tech for net proceeds of $1.0 million, which was recorded as a capital contribution during fiscal 1995. During fiscal 1996, the remaining securities were sold for net proceeds of $815,000, which was recorded as a capital contribution.

  During fiscal 1997, CDI sold its operations that support its Fujitsu maintenance base in the Chicago metropolitan area to a new company formed by John I. Jellinek, the Company's former president, chief executive officer, and director and Philip Kenny, a former SoftNet director. The buyer acquired certain assets in exchange for a $209,000 promissory note and the assumption of current liabilities of approximately $750,000. In addition, at the closing the buyer paid off $438,000 of Company bank debt and entered into a sub-lease of CDI's facility in Buffalo Grove, Illinois. At the closing, the buyer merged with Telcom Midwest, LLC., and the two former directors and the other two shareholders of the merged company personally guaranteed obligations arising out of the promissory note, the sub-lease arrangement and the assumption of certain liabilities. The personal guarantees of the promissory note are several. The personal guarantees of the sub-lease are limited to $400,000 and are on a joint and several basis. The personal guarantees of assumed liabilities are on a joint and several basis but are limited to the two former directors. Concurrent with this transaction, Messrs. Jellinek and Kenny resigned from the Company's board.

  In June 1996, the Company acquired the exclusive worldwide manufacturing rights to IMNET's MegaSAR Microfilm Jukebox and completed and amended its obligations under a previous agreement. The Company issued a $2.9 million note for prepaid license fees, software inventory, the manufacturing rights, and certain other

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
payables. Approximately $2.5 million was paid on this note during the fourth quarter of fiscal 1996. Subsequently, in fiscal 1997, the outstanding $410,000 promissory note was further reduced by $249,000, and a new promissory not in the face amount of $161,000 was executed.

  In July 1997, due to a delay in the transfer to the Company of the technical and manufacturing know-how for the MegaSAR product, the Company and IMNET further amended the June 1996 Agreement. In an attempt to facilitate the technology transfer, the Company accepted an order from IMNET for the first 14 MegaSAR units to be manufactured by the Company. A portion of the payment for these initial units would be applied against the outstanding promissory note. The transfer of the technology and the parts needed for production was to have occurred no later than September 1, 1997.

  As of September 30, 1997, the transfer to the Company of the technical and manufacturing know-how for this product offering has continued to be delayed. Despite the ongoing negotiation and cooperation between the two parties, the Company determined there was a potential material risk in completing the technology transfer and getting the product to market. As a result, in the fourth quarter of fiscal 1997, the Company recorded a one-time charge of $1.0 million to write-off the associated prepaid licenses. The Company is currently negotiating with IMNET to either complete the transfer or seek an alternative solution.

  During the fourth quarter of fiscal 1996, the Company decided to discontinue its plans for distributing the IMNET microfilm retrieval software in favor of another software developer's product. As a result, the Company recorded a one-time charge of $1.5 million to write-off software inventory which is included under the caption costs associated with change in product lines and other in the accompanying consolidate statements of operations.

  During fiscal 1996, the Company sold its entire holdings in IMNET for net proceeds of $7.7 million. Accordingly, the Company recorded a gain on sale of the securities of $5.7 million.

15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                            1997   1996   1995
                                                           ------ ------ ------
                                                              (IN THOUSANDS)
Cash paid during the year for:
  Interest................................................ $1,220 $1,730 $  465
  Income taxes............................................     --     --    194
Non-cash investing and financing activities:
  Common stock issued for acquisitions....................     --  1,022  7,931
  Securities received in settlement of $4,150,000 related
   party receivable, at net realized value................     --     --  1,027
  Convertible subordinated debt issued for acquisitions...     --     --  2,856
  Common stock issued for the conversion of subordinated
   notes..................................................    387  4,077  1,630
  Conversion of Senior Notes and accrued interest to 9%
   Convertible Notes......................................     --     --    309
  Note received in sale of a portion of CDI's operations..    209     --     --
  Equipment acquired by capital lease.....................     83     89    332
  Common stock issued to pay acquisition costs............     44     --     --

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

16. SEGMENT INFORMATION

  The Company operates principally in three industry segments: document management, telecommunications and Internet services. The Company's acquisition of MTC in September, 1995, significantly broadened its operations in the document management industry. Prior to the acquisition, the Company's document management operations were not material. Although the Company acquired MCW, an Internet service provider, in June of 1996, its revenue and results of operations in fiscal 1996 are immaterial. In July 1998, the Company decided to discontinue its telecommunications operations and therefore, the data relating to this segment is included as discontinued. Note 17 provides segment data for telecommunications.

                                               AS OF AND FOR THE YEARS ENDED
                                                        SEPTEMBER 30,
                                               ----------------------------
                                                1997       1996       1995
                                               ------     ------     ------
                                                 (IN THOUSANDS OF DOLLARS)
Net Sales
  Document Management......................... 20,330     19,417      1,088
  Internet Services...........................  1,008         --         --
  Other.......................................     --        167         --
                                               ------     ------     ------
                                               21,338     19,584      1,088
                                               ======     ======     ======
Income (loss) from continuing operations
Before income taxes
  Document Management.........................    572 (a)   (227)(b) (6,031)(c)
  Internet Services........................... (1,152)        --         --
  Other....................................... (2,304)     2,003 (d) (1,663)
                                               ------     ------     ------
                                               (2,884)     1,776     (7,694)
                                               ======     ======     ======
Identifiable Assets
  Document Management......................... 15,049     14,426     11,262
  Discontinued Business.......................  7,491      8,373     11,582
  Internet Services...........................  1,364         --         --
  Corporate...................................    473      1,467     12,552
  Other.......................................     --      1,320         --
                                               ------     ------     ------
                                               24,377     25,586     35,396
                                               ======     ======     ======
Depreciation and Amortization Expense
  Document Management.........................  1,263        958        139
  Internet Services...........................    458         --         --
  Corporate...................................     76        306         55
  Other.......................................      1        110         --
                                               ------     ------     ------
                                                1,798      1,374        194
                                               ======     ======     ======
Capital Expenditures
  Document Management.........................    137        614          2
  Internet Services...........................    361         --         --
  Corporate...................................     11        100        332
  Other.......................................      1         18         81
                                               ------     ------     ------
                                                  510        732        415
                                               ======     ======     ======

---------------------
(a) Includes $2.1 million charge for costs associated with change in product line and other
(b) Includes $1.5 million charge for costs associated with change in product
(c) Includes $5.0 million charge for the write-off of acquired in-process unproven technology
(d) Includes $5.7 million gain on sale of available-for-sale securities

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENT

  On July 27, 1998, the Board of Directors of the Company approved a plan to offer for sale its telecommunications segment. Accordingly, operating results have been reclassified and reported in discontinued operations. The Company is in the process of negotiating the sale of these operations and expects that the sale will be completed within a twelve month period. Management does not anticipate a loss on the sale and intends to use sale proceeds to reduce outstanding indebtedness and provide additional working capital.

  Operating results of discontinued telecommunications segment are as follows (in thousands):

                                                       1997    1996     1995
                                                      ------- -------  -------
      Revenues....................................... $17,218 $21,803  $20,164
      Income (loss) before income taxes.............. $   739 $(1,812) $  (898)
      Provision for income taxes.....................      --      --  $  (124)
      Net income (loss).............................. $   739 $(1,812) $(1,022)

  Interest expense allocated to the discontinued telecommunications segment totaled $49,000, $377,000 and $194,000 in 1997, 1996 and 1995 respectively.

  Assets and liabilities of the discontinued telecommunications segment are as follows at September 30:

                                                                   1997   1996
                                                                  ------ ------
      Current assets:
        Cash..................................................... $   -- $   --
        Accounts receivable, net.................................  1,848  2,237
        Inventories..............................................  2,984  3,111
        Prepaid expenses.........................................    154     86
                                                                  ------ ------
                                                                   4,986  5,434
                                                                  ------ ------
        Property, plant and equipment, net.......................    529 $  978
        Goodwill, net............................................  1,759  1,846
        Other noncurrent assets..................................    217    115
                                                                  ------ ------
                                                                  $7,491 $8,373
                                                                  ====== ======
      Current liabilities:
        Accounts payable......................................... $2,295 $4,633
        Current portion, long term debt..........................    328    141
        Current portion, capital lease obligation................     23    108
        Deferred revenue.........................................  1,336  1,269
                                                                  ------ ------
                                                                   3,982  6,151
                                                                  ------ ------
      Long-term debt, net of current portion.....................     20    351
      Capital lease obligation, net of current portion...........     54     88
                                                                  ------ ------
                                                                  $4,056 $6,590
                                                                  ====== ======
        Net assets associated with discontinued operations....... $3,435 $1,783
                                                                  ====== ======

  The financial statements have been restated for the effects of the discontinued operations of the telecommunications segment.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                          THREE MONTHS ENDED     SIX MONTHS
                                              MARCH 31,        ENDED MARCH 31,
                                          -------------------- ----------------
                                            1998       1997     1998     1997
                                          ---------  --------- -------  -------
Net sales...............................  $   4,308  $  5,680  $ 7,229  $11,335
Cost of sales...........................      2,957     3,214    5,252    6,371
                                          ---------  --------  -------  -------
    Gross profit........................      1,351     2,466    1,977    4,964
                                          ---------  --------  -------  -------
Operating expenses:
  Selling...............................        547       476    1,104    1,058
  Engineering...........................        643       564    1,225    1,114
  General and administrative............      1,106       888    2,285    1,568
  Amortization of goodwill and
   transaction costs....................        322       321      643      660
                                          ---------  --------  -------  -------
    Total operating expenses............      2,618     2,249    5,257    4,400
                                          ---------  --------  -------  -------
Income (loss) from continuing
 operations.............................     (1,267)      217   (3,280)     564
  Interest expense......................       (267)     (294)    (596)    (533)
  Other income..........................         99         6      170       81
                                          ---------  --------  -------  -------
Income (loss) from continuing operations
 before income taxes and extraordinary
 item...................................     (1,435)      (71)  (3,706)     112
Provision for income taxes..............         --        --       --       --
                                          ---------  --------  -------  -------
Income (loss) before discontinued
 operations and extraordinary item......     (1,435)      (71)  (3,706)     112
Discontinued operations:
  Income from operations................        222       354      115      426
                                          ---------  --------  -------  -------
Net income (loss).......................  $  (1,213) $    283  $(3,591) $   538
                                          =========  ========  =======  =======
Preferred dividends.....................        (63)       --      (63)      --
                                          ---------  --------  -------  -------
Net income (loss) applicable to common
 shares.................................  $  (1,276) $    283  $(3,654) $   538
                                          =========  ========  =======  =======
Earnings (loss) per common share:
  Basic.................................  $   (0.18) $   0.04  $ (0.52) $  0.08
                                          =========  ========  =======  =======
  Diluted...............................  $   (0.18) $   0.04  $ (0.52) $  0.08
                                          =========  ========  =======  =======


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  AS OF MARCH 31, 1998 AND SEPTEMBER 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            MARCH 31,  SEPT. 30,
                                                              1998       1997
                                                            ---------  ---------
                          ASSETS
Current assets:
  Cash..................................................... $     17   $     37
  Accounts receivables, net................................    5,449      5,135
  Inventories..............................................    2,303      1,326
  Prepaid expenses and other...............................      436        319
                                                            --------   --------
    Total current assets...................................    8,205      6,817
                                                            --------   --------
Property and equipment, net................................    1,089      1,108
Costs in excess of fair value of net assets acquired, net..    4,598      5,141
Other assets...............................................    3,856      3,820
Net assets associated with discontinued operations.........    4,186      3,435
                                                            --------   --------
                                                            $ 21,934   $ 20,321
                                                            ========   ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................... $  5,022   $  4,969
  Current portion of long-term debt........................    1,230      1,384
  Current portion of capital leases........................       10         23
  Deferred revenue.........................................      357        143
                                                            --------   --------
    Total current liabilities..............................    6,619      6,519
                                                            --------   --------
Long-term debt, net of current portion.....................   11,887     11,727
                                                            --------   --------
Capital leases, net of current portion.....................       41         47
                                                            --------   --------
Shareholders' equity:
  Preferred stock, $.10 par value, 4 million shares
   authorized, Series A Convertible, 5,062.5 shares
   outstanding at March 31, 1998...........................       --         --
  Common stock, $.01 par value, 25 million shares
   authorized, 7,014,673 and 6,870,559 shares outstanding,
   respectively............................................       70         69
  Capital in excess of par value...........................   39,391     34,379
  Accumulated deficit......................................  (36,074)   (32,420)
                                                            --------   --------
    Total shareholders' equity.............................    3,387      2,028
                                                            --------   --------
                                                            $ 21,934   $ 20,321
                                                            ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                           (IN THOUSANDS) (UNAUDITED)

                                                             MARCH 31, MARCH 31,
                                                               1998      1997
                                                             --------- ---------
Cash flows from operating activities:
 Net income (loss).........................................   $(3,591)  $   538
 Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Income from discontinued operations......................      (115)     (426)
  Depreciation and amortization............................       951       829
  Provision for bad debts..................................       157         2
  Changes in operating assets and liabilities, net of
   effect of purchase transactions And disposal of
   discontinued operations:
   Receivables.............................................       409    (4,525)
   Inventories.............................................      (658)      683
   Prepaid expenses........................................       (52)      125
   Accounts payable and accrued expenses...................       178     1,614
   Deferred revenue........................................       215       252
                                                              -------   -------
    Net cash used in operating activities of continuing
     operations............................................    (2,506)     (908)
                                                              -------   -------
    Net cash used in operating activities of discontinued
     operations............................................      (382)     (725)
                                                              -------   -------
Cash flows from investing activities:
  Purchase of property and equipment.......................      (259)     (422)
  Additions to capitalized product design..................        --      (502)
  Other....................................................        16        --
                                                              -------   -------
    Net cash used in investing activities of continuing
     operations............................................      (243)     (924)
                                                              -------   -------
    Net cash used in investing activities of discontinued
     operations............................................       (60)     (103)
                                                              -------   -------
Cash flows from financing activities:
 Repayment of long-term debt...............................      (748)      (64)
 Net borrowings (repayments) under revolving credit note...    (1,235)    1,982
 Proceeds from sale of preferred stock.....................     4,600        --
 Proceeds from exercise of warrants........................       141        --
 Capitalized lease obligations paid........................       (21)     (143)
                                                              -------   -------
Net cash provided by financing activities of continuing op-
 erations..................................................     2,737     1,775
                                                              -------   -------
Net cash provided by financing activities of discontinued
 operations................................................       434       522
                                                              -------   -------
Decrease in cash...........................................       (20)     (363)
Cash, beginning of period..................................        37       426
                                                              -------   -------
Cash, end of period........................................   $    17   $    63
                                                              =======   =======
Cash paid during the period for:
Interest...................................................   $   671   $   504
Income taxes...............................................        --        --
Supplemental non-cash transactions
 Convertible debt issued for acquisition of equipment
  leases...................................................   $ 1,444        --
 Common stock issued for the conversion of subordinated
  notes....................................................       210        --
 Note received in sale of net assets.......................       110        --

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The financial information, except for the balance sheet as of September 30, 1997, included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated statements of financial position, results of operations and cash flows as of and for the interim periods ended March 31, 1998 and 1997.

  The Company's annual report on Form 10-K for the fiscal year ended September 30, 1997, as filed with the Securities and Exchange Commission, should be read in conjunction with the accompanying condensed consolidated financial statements. The condensed consolidated balance sheet as of September 30, 1997 was derived from the Company's audited Consolidated Financial Statements.

  The results of operations for the three months and six months ended March 31, 1998 are based in part on estimates that may be subject to year-end adjustments and are not necessarily indicative of the results to be expected for the full year.

2. DEBT

  Long-term debt is summarized as follows (in thousands):

                                                         MARCH 31, SEPTEMBER 30,
                                                           1998        1997
                                                         --------- -------------
      Bank Debt (See Note 3)............................  $ 7,912     $ 8,973
      Convertible Subordinated Notes....................    4,858       3,624
      Other.............................................      347         514
                                                          -------     -------
                                                           13,117      13,111
      Less current portion..............................   (1,230)     (1,384)
                                                          -------     -------
                                                          $11,887     $11,727
                                                          =======     =======

  On January 2, 1998, the Company issued $1,443,750 principal amount of its 5% Convertible Subordinated Debentures due September 30, 2002 to a single investor in exchange for the assignment to the Company of certain equipment leases and other consideration. The debentures are convertible into Common Stock of the Company, at $8.25 per share, after December 31, 1998.

  Subsequent to March 31, 1998, the Company issued 120,000 shares of common stock pursuant to the conversion of $810,000 of convertible debt by a single holder of the Company's 9% convertible subordinated notes due September 15, 2000. These 9% notes have a conversion price of $6.75 per share.

3. PREFERRED STOCK

  On December 31, 1997, the Company sold 5,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share ("Convertible Preferred"), for an aggregate purchase price of $5 million. The Convertible Preferred shares accrue dividends at a rate of 5% per annum, payable quarterly, at the Company's option, in cash or additional Convertible Preferred shares. In addition, the Company issued warrants to purchase 170,000 shares of the Company's common stock at prices at or above the market price (20,000 shares at $6.625 expiring on December 31, 2000 and 150,000 shares at $7.95 expiring on December 31, 2001). On January 2, 1998, the Company used the net proceeds of $4.6 million, after issuance costs of $400,000, to reduce the balance of the bank revolving credit note.

  Each share of Convertible Preferred is convertible, at the option of the holder, into the number of shares of common stock as defined by the stated value of the Convertible Preferred multiplied by 5% per annum, less any dividends paid, divided by the conversion price. The stated value of the Convertible Preferred is $1,000 per share and the conversion price is the lower of $8.28 or a two day average market price within a 20 day trading period prior to the conversion. Pursuant to the Company's Articles of Incorporation, as amended, the holders of the Convertible Preferred stock may only convert their outstanding Convertible Preferred stock into an aggregate amount of common stock that does not exceed 19.99% of the outstanding common stock of the Company. Any excess shares of common stock that are issuable upon conversion of outstanding Convertible Preferred, that exceed this 19.99% limitation, are subject to mandatory redemption at the option of the holder of the Convertible Preferred stock, unless the Company either obtains stockholder approval for the additional conversions over 20%, or the Company receives permission to allow such an issuance from the American Stock Exchange. All outstanding shares of Convertible Preferred, subject to the aforementioned restrictions, automatically convert to common stock on December 31, 2000.

  Holders of Convertible Preferred do not have voting rights, except for certain protective provisions relating to changes in the rights of holders of Convertible Preferred. The Convertible Preferred ranks senior to the Company's common stock as to dividends, distributions and distribution of assets upon liquidation, dissolution or winding up of the Company. The Convertible Preferred is subject to mandatory redemption upon certain circumstances, including the Company's (i) failure to convert the Convertible Preferred when required (ii) bankruptcy, and (iii) suspension from trading on the American Stock Exchange. The Company shall have the right to redeem the Convertible Preferred on or after December 31, 1998 at a price equal to the greater of 130% of the stated value or the market price multiplied by the number of shares of common stock into which the Convertible Preferred can be converted.

  On March 31, 1998, the Company issued an additional 62.5 shares of Convertible Preferred as payment for $62,500 of earned dividends on the outstanding Convertible Preferred stock.

  Subsequent to March 31, 1998, the Company issued a combined total of 299,946 shares of common stock, pursuant to the conversion of 2,000 shares of the Company's outstanding Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock, including accrued dividends, was converted into common shares at the conversion price of $6.69 per share.

4. STOCK OPTIONS AND WARRANTS

  Outstanding options and warrants to purchase shares of common stock at March 31, 1998 were as follows (in thousands, except price per option data):

      Outstanding at September 30, 1997................................. 1,435
        Granted at exercise prices ranging from $6.625 to $7.95 per
         share..........................................................   862
        Canceled........................................................   (18)
        Exercised at exercise prices ranging from $1.75 to $5.313 per share..........................................................  (103)
                                                                         -----
      Outstanding at March 31, 1998..................................... 2,176
                                                                         =====

5. EARNINGS (LOSS) PER SHARE

  The Company adopted Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share," in the quarter ended December 31, 1997. SFAS 128 requires the computation of basic and diluted earnings per share. Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed using the weighted average number of common shares outstanding and the dilutive common stock equivalents (using the treasury stock method for warrants and options). Summarized below is the reconciliation of basic and diluted earnings (loss) per common share for the three months and the six months ended March 31, 1998 and 1997 (in thousands except per common share amounts):

                         FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                         --------------------------- ---------------------------
                         NET INCOME        PER SHARE NET INCOME        PER SHARE
                           (LOSS)   SHARES  AMOUNT     (LOSS)   SHARES  AMOUNT
                         ---------- ------ --------- ---------- ------ ---------
March 31, 1998:
  Basic earnings (loss).  $(1,276)  6,992   $(0.18)   $(3,654)  6,966   $(0.52)
   Effect of outstanding
    securities (a)--
    Warrants and
     options............       --      --                  --      --
    Convertible debt....       --      --                  --      --
    Convertible
     preferred stock....       --      --                  --      --
                          -------   -----             -------   -----
  Diluted earnings
   (loss)...............  $(1,276)  6,992   $(0.18)   $(3,654)  6,966   $(0.52)
                          -------   -----             -------   -----
March 31, 1997:
  Basic earnings........  $   283   6,580   $ 0.04    $   538   6,567   $ 0.08
   Effect of outstanding
    securities (b)--
    Warrants and
     options............       --     351                  --     297
    Convertible debt....       --      --                  --      --
    Convertible
     preferred stock....       --      --                  --      --
                          -------   -----             -------   -----
  Diluted earnings......  $   283   6,931   $ 0.04    $   538   6,864   $ 0.08
                          -------   -----             -------   -----

---------------------
(a) As the Company had a net loss, the outstanding securities were antidilutive.
(b) The remaining outstanding securities were antidilutive.

6. SUBSEQUENT EVENT

  On July 27, 1998, the Board of Directors of the Company approved a plan to offer for sale its telecommunications segment. Accordingly, operating results have been reclassified and reported in discontinued operations. The Company is in the process of negotiating the sale of these operations and expects that the sale will be completed within a twelve month period. Management does not anticipate a loss on the sale and intends to use sale proceeds to reduce outstanding indebtedness and provide additional working capital.

  Operating results of discontinued telecommunications segment are as follows (in thousands):

                                                     THREE MONTHS   SIX MONTHS
                                                      ENDED MARCH      ENDED
                                                          31,        MARCH 31,
                                                     ------------- -------------
                                                      1998   1997   1998   1997
                                                     ------ ------ ------ ------
      Revenues...................................... $4,443 $4,494 $8,392 $9,617
      Net income.................................... $  222 $  354 $  115 $  426

  Assets and liabilities of the discontinued telecommunications segment are as follows:

                                                        MARCH 31, SEPTEMBER 30,
                                                          1998        1997
                                                        --------- -------------
      Current assets:
        Cash...........................................  $   --      $   --
        Accounts receivable, net.......................   2,142       1,848
        Inventories....................................   2,904       2,984
        Prepaid expenses...............................     204         154
                                                         ------      ------
                                                          5,250       4,986
                                                         ------      ------
        Property, plant and equipment, net.............     430         529
        Goodwill, net..................................   1,711       1,759
        Other noncurrent assets........................     132         217
                                                         ------      ------
                                                         $7,523      $7,491
                                                         ======      ======
      Current liabilities:
        Accounts payable...............................  $2,450      $2,295
        Current portion, long term debt................      38         328
        Current portion, capital lease obligation......      23          23
        Deferred revenue...............................     783       1,336
                                                         ------      ------
                                                          3,294       3,982
                                                         ------      ------
        Long-term debt, net of current portion.........      --          20
        Capital lease obligation, net of current
         portion.......................................      43          54
                                                         ------      ------
                                                         $3,337      $4,056
                                                         ======      ======
        Net assets associated with discontinued
         operations....................................  $4,186      $3,435
                                                         ======      ======

  The financial statements have been restated for the effects of the discontinued operations of the telecommunications segment.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: July 27, 1998

                                                  /s/ Mark A. Phillips
                                          By:__________________________________
                                                    MARK A. PHILLIPS,
                                                        Secretary
                                                Chief Accounting Officer